UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Legg Mason

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2019
NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT

100 International Drive
Baltimore, Maryland 21202

Dear Fellow Legg Mason Stockholder:

Thank you for your continued support of Legg Mason. We greatly value the trust you place in us to oversee your interests in Legg Mason. You are cordially invited to attend our Annual Meeting of Stockholders. We will hold the meeting at Legg Mason’s headquarters located at 100 International Drive, 4th Floor, Baltimore, Maryland at 10:00 a.m. on Tuesday, July 30, 2019. The attached Notice of Annual Meeting and Proxy Statement describe the business that we will conduct at the meeting and provide information about Legg Mason.

We are pleased to once again this year furnish proxy materials to our stockholders via the Internet. The e-proxy process expedites stockholders’ receipt of proxy materials while lowering the costs and reducing the environmental impact of our Annual Meeting of Stockholders. On or about June 20, 2019, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to access our Proxy Statement, Annual Report and other soliciting materials and how to vote. The Notice also contains instructions on how you can request a paper copy of the Proxy Statement and Annual Report.

Your vote is important and we encourage you to vote promptly. Whether or not you are able to attend the meeting in person, please follow the instructions contained in the Notice on how to vote via the Internet or via the toll-free telephone number, or request a paper proxy card to complete, sign and return by mail so that your shares can be voted.

We hope that you will attend the meeting, and we look forward to seeing you there.

Sincerely,

Joseph A. Sullivan
Chairman and Chief Executive Officer
June 20, 2019

2	LEGG MASON 2019 Proxy Statement

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

Logistics

Date and Time Tuesday, July 30, 2019 10:00 a.m. Local Time

Location Legg Mason Headquarters 100 International Drive 4th Floor Baltimore, Maryland

Who Can Vote Stockholders of record at the close of business on May 29, 2019 will be entitled to notice of and to vote at the Annual Meeting.

On or about June 20, 2019, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our Proxy Statement and our Annual Report online. Copies of our proxy materials, the Proxy Statement and Annual Report are available to you at www.leggmason.com under the “About–Investor Relations” section.

To the Stockholders of LEGG MASON, INC.:

We will hold the Annual Meeting of Stockholders of Legg Mason, Inc., a Maryland corporation, to consider and vote upon:

Board Recommendation
1	The election of 9 directors named in the Proxy Statement for a one year term.	FOR each director nominee

2	An advisory vote to approve the compensation of Legg Mason’s named executive officers.	FOR

3	Ratification of the appointment of PricewaterhouseCoopers LLP as Legg Mason’s independent registered public accounting firm for the fiscal year ending March 31, 2020.	FOR

4	Consideration of a shareholder proposal to remove supermajority voting provisions from our charter and bylaws.	NO RECOMMENDATION

Stockholders will also consider any other matter that may properly come before the meeting or any adjournment thereof.

Your vote is important and we encourage you to vote promptly whether or not you plan to attend the Annual Meeting. If you hold shares in your name as a holder of record, you may vote your shares in one of four ways:

Internet www.voteproxy.com You will need your Notice or proxy card to vote your shares this way.	Telephone 1.800.PROXIES (1-800-776-9437) You will need your Notice or proxy card to vote your shares this way.

Mail

Request a paper proxy card in accordance with the instructions contained in the Notice and then complete, sign and date the proxy card and return it so that it is received by 11:59 p.m., Eastern Time, on July 29, 2019.	In person You may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting.

If you hold your shares through a securities broker or nominee (in “street name”), you may vote your shares by proxy in the manner described in the Notice provided to you by that broker or nominee.

June 20, 2019

By order of the Board of Directors,

Thomas C. Merchant
General Counsel and Secretary

www.leggmason.com	3

05	Executive Summary

10	Information About the 2019 Annual Meeting

13	Proposal 1 Election of Directors

13	Majority Voting Standard for Election of Directors
13	Independent Directors
14	Director Nominees
19	Corporate Governance Overview
20	Fiscal Year 2019 Stockholder Engagement
22	Board Committees
25	Director Nomination Process
26	Board Role in Risk Oversight
27	Relationship of Compensation and Risk
28	Compensation Consultant to the Compensation Committee
28	Compensation of Directors
29	Director Compensation Table

30	Security Ownership of Management and Principal Stockholders

32	Executive Compensation

32	Compensation Discussion and Analysis
52	Compensation Committee Report
53	Summary Compensation Table
55	Grants of Plan-Based Awards
56	Outstanding Equity Awards at March 31, 2019
58	Option Exercises and Stock Vested Table
59	Non-Qualified Deferred Compensation
61	Potential Payments on Termination or a Change of Control or Retirement
64	Estimated Post-Termination Payments Table
67	CEO Pay Ratio

68	Certain Relationships and Related Transactions

69	Proposal 2 Advisory Vote to Approve the Compensation of Legg Mason’s Named Executive Officers

70	Proposal 3 Ratification of the Appointment of Legg Mason’s Independent Registered Public Accounting Firm

70	Fees Paid to the Independent Registered Public Accounting Firm
71	Pre-Approval of the Independent Registered Public Accounting Firm Services

72	Audit Committee Report

74	Proposal 4 Consideration of a Shareholder Proposal to Remove Supermajority Voting Provisions from our Charter and Bylaws

76	Stockholder Proposals for 2020 Annual Meeting

76	Section 16(a) Beneficial Ownership Reporting Compliance

77	Other Matters

78	Annex A Supplemental Non-GAAP Financial Information

4	LEGG MASON 2019 Proxy Statement

EXECUTIVE SUMMARY

This proxy summary highlights information contained elsewhere in our Proxy Statement. The summary does not contain all the information that you should consider, and we encourage you to read the entire Proxy Statement carefully.

Proposal 1 Election of 9 Director nominees
The Board recommends a vote FOR each Director nominee.
See pages 13-29 for further information.

		Committees
Director	Years of Tenure	AC	CC	FC	N&CGC	RC
Robert E. Angelica (72) Independent Former Chairman and Chief Executive Officer of AT&T Investment Management Corporation	11
Carol Anthony (“John”) Davidson (63) Independent Former Controller and Chief Accounting Officer of Tyco International, Ltd.	4
Edward P. Garden (58) Independent Chief Investment Officer and Founding Partner of Trian Fund Management, L.P.	0
Michelle J. Goldberg (50) Independent Partner at Ignition Partners	1
Stephen C. Hooley (56) (New Director Nominee) Former Chairman, President and Chief Executive Officer of DST Systems, Inc.	0
John V. Murphy (69) Lead Independent Director Former Chief Executive Officer of Oppenheimer Funds, Inc.	5
Nelson Peltz (76) Independent Chief Executive Officer and Founding Partner of Trian Fund Management, L.P.	0
Alison A. Quirk (57) Independent Former Chief Human Resources & Citizenship Officer at State Street Corporation	1
Joseph A. Sullivan (61) Chairman, President and Chief Executive Officer of Legg Mason	5

Chairman	AC	Audit Committee
Member	CC	Compensation Committee
	FC	Finance Committee
	N&CGC	Nominating & Corporate Governance Committee
	RC	Risk Committee

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Executive Summary

Board Snapshot

Board Skills and Experiences

On a regular basis, the Board of Directors (the “Board”) reviews the desired qualifications, attributes, skills and experience that it believes are appropriate to oversee management and the company’s strategy. Current experiences brought by the Director nominees include:

Senior Management 9	Risk Management 5	Technology 3
Investing 9	Public Company Governance 7	Human Resources 3
Financial Services 8	Audit/Tax Accounting 3	Global 5
Board Independence	Board Tenure	Board Diversity
89%	3 years	33%
Independent All director nominees are independent except the CEO Independent: 8 Not Independent: 1	Average Tenure 2 new directors have joined our Board during the past month and one nominee, if elected, will be a new director 0-5 years: 6 6-10 years: 2 >10 years: 1	Diverse Director Nominees Women 2 Ethnic Minorities 1

6	LEGG MASON 2019 Proxy Statement

Executive Summary

Fiscal Year 2019 Stockholder Engagement

Since 2014, Legg Mason has conducted a mid-fiscal year stockholder engagement program. The purpose of the program is to gain insights about the preferences and viewpoints of our largest stockholders on various corporate governance topics generally and our practices and outcomes specifically. In addition, we utilize this program to share certain of our compensation and corporate governance developments of interest to stockholders. We use this process to seek stockholder feedback or support for actions that management and the Board may be considering. Our lead independent director, who also serves as Chairman of the Compensation Committee, is available to participate in our outreach discussions.

In addition to outreach to our largest investors during proxy season, we contacted sixteen investors midway through the fiscal year, who held 49% of our shares outstanding (as measured at September 30, 2018). Five of those investors, holding approximately 30% of our shares outstanding, responded to our outreach. Of the five firms, three investors let us know that they did not feel a conversation was necessary at the time.

Corporate Governance and Diversity & Inclusion Highlights

Our thoughtful corporate governance practices demonstrate the Board’s commitment to enabling an effective structure to support the successful execution of Legg Mason’s strategy. Legg Mason also is committed to diversity and inclusion as a strategic business imperative.

Proxy Access Bylaw, enabling stockholders to propose directors for election
Bylaw amendment, enabling stockholders to amend the company’s Bylaws
Annual election of directors
Majority voting standard for election of directors in uncontested elections with director resignation policy
Frequent meetings of independent directors in executive session
Annual self-evaluations of the Board and its committees
Annual stockholder engagement around key issues
Robust stock ownership guidelines for directors and officers
Corporate Social Responsibility Report available on our website
Company Code of Conduct to promote awareness of legal and ethical issues
Diverse board of directors – 30% female and 20% African American in fiscal year 2019
Executive Diversity Council focused on an inclusive culture
Ten Employee Resource Groups open to all employees
Equality-based practices and benefits for employees, garnering public recognition for Legg Mason in fiscal year 2019

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Executive Summary

Proposal 2 An advisory vote to approve the compensation of Legg Mason’s named executive officers.
The Board recommends a vote FOR this Proposal.
See page 69 for further information.

Fiscal Year 2019 Pay is Well Aligned with Performance, Reflecting Challenged Financial Performance in a Disrupted Industry Environment Despite Consistent Execution Against Key Value Drivers
See pages 33-52
●	The Compensation Committee concluded that Legg Mason’s financial performance declined from fiscal year 2018 amidst continued disruption in the asset management industry, although performance improved in the fourth quarter.
●	The Compensation Committee also recognized strong individual performance by executive management and consistent execution on Legg Mason’s corporate strategy to expand client choice.
●	Total CEO compensation down 14% from fiscal year 2018, with variable pay constituting over 94% of his total direct compensation of $9,000,000 for fiscal year 2019
●	CEO’s annual incentive award was paid 60% in equity and 40% in cash, as in prior year
●	Equity awards allocated equally among performance share units, which vest based on relative TSR and relative organic growth rate of long-term assets under management over a three year period, and restricted stock units

Metrics Link Pay to Strategic Goals and Performance
●	Absolute performance metrics included: net revenues, earnings per share and global distribution unit gross sales, net new long-term advisory fee revenue, adjusted EBITDA and operating margin, as adjusted
●	Relative performance metrics included: organic growth rate of long-term assets under management, net income growth and one year total stockholder return

Sound Compensation Practices
●	Pay practices aligned with stockholder interests, with significant variable component for named executive officer pay
●	Metrics reviewed annually for rigor and relevance, reflecting drivers meaningful for creating value for stockholders of an asset management company
●	Compensation Committee continually assesses performance relative to Legg Mason’s goals and competitors’ performance

8	LEGG MASON 2019 Proxy Statement

Executive Summary

Executive Compensation Practices

Below we highlight certain executive compensation practices we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do	What We Don’t Do
  Pay for Performance
  Linkage to Stockholder Performance
  Executive Stock Ownership Guidelines
  Equity Award Retention Policy
  Vesting Period on Equity Awards
  Clawback Policy
  Review Tally Sheets
  Stockholder Engagement
  Prohibit Hedging or Pledging
No Repricings No Income Tax Gross-ups No Excise Tax Gross-ups No Established Program of Executive Perquisites

Proposal 3 Ratification of the appointment of Pricewaterhouse Coopers LLP as Legg Mason’s independent registered public accounting firm for the fiscal year ending March 31, 2020.
The Board recommends a vote FOR this Proposal.
See pages 70-71 for further information.

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending March 31, 2020. As a matter of good corporate governance, we ask that our stockholders ratify this appointment of PricewaterhouseCoopers LLP. In fiscal year 2019, we paid PricewaterhouseCoopers LLP total fees of $10,560,000.

Proposal 4 Consideration of a shareholder proposal to remove supermajority voting provisions from our Charter and Bylaws.
The Board makes no recommendation on this Proposal.
See pages 74-75 for further information.

www.leggmason.com	9

INFORMATION ABOUT THE 2019 ANNUAL MEETING

When and where is our 2019 Annual Meeting of Stockholders?

We will hold the meeting at Legg Mason’s headquarters located at 100 International Drive, 4th Floor, Baltimore, Maryland at 10:00 a.m. on Tuesday, July 30, 2019.

Who is soliciting proxies and who pays the expenses of this proxy solicitation?

The Board of Directors of Legg Mason, Inc. is soliciting proxies from our stockholders. We are soliciting proxies by mail and MacKenzie Partners, our proxy solicitors, and our officers, directors and other employees may also solicit proxies by telephone or any other means of communication. We will bear the cost of soliciting proxies, including a fee of $17,500 plus expenses paid to MacKenzie Partners for its services. We may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding the Notice of Internet Availability of Proxy Materials (“Notice”) and other proxy materials to their principals.

How are we distributing our proxy materials?

In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include our Proxy Statement, to our stockholders over the Internet. If you have received the Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will contain instructions on how to access and review all of the important information contained in the proxy materials. The Notice also provides instructions on how to submit your proxy over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting the materials.

It is expected that the Notice will be available to stockholders on or about June 20, 2019, and that our proxy materials will be accessible beginning on that date.

Who is entitled to vote at our 2019 Annual Meeting of Stockholders?

To be entitled to notice of and to vote at the meeting, you must have been a stockholder of record at the close of business on May 29, 2019. As of the close of business on that date, we had outstanding and entitled to vote 86,602,519 shares of our common stock, $.10 par value, each of which is entitled to one vote.

How do I vote?

If you hold shares in your name as a holder of record, you may vote your shares in one of four ways:

By Internet	Go to www.voteproxy.com and follow the instructions. You will need your Notice or proxy card to vote your shares this way.
By telephone	Call 1.800.PROXIES (1-800-776-9437) and follow the voice prompts. You will need your Notice or proxy card to vote your shares this way.
By mail	Request a paper proxy card in accordance with the instructions contained in the Notice and then complete, sign and date the proxy card and return it so that it is received by 11:59 p.m., Eastern Time, on July 29, 2019.
In person	You may vote in person at the meeting. Submitting a proxy in advance will not prevent a stockholder from attending and voting at the Annual Meeting.

If you hold your shares through a securities broker or nominee (in “street name”), you may vote your shares by proxy in the manner described in the Notice provided to you by your broker or other nominee.

10	LEGG MASON 2019 Proxy Statement

Information About the 2019 Annual Meeting

What is the difference between holding shares as a holder of record and as a beneficial owner of shares held in street name?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer, you are considered a holder of record of those shares.

If your shares are held in an account at a bank, brokerage firm or other similar organization, then you are a beneficial owner of shares held in street name.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, a “broker non-vote” will occur with respect to the proposals for which specific authorization is required under New York Stock Exchange (“NYSE”) rules. For the 2019 Annual Meeting of Stockholders, your broker or other nominee will only have discretionary voting authority for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

What do I need to bring to attend the 2019 Annual Meeting of Stockholders?

Anyone wishing to gain admission to the 2019 Annual Meeting of Stockholders must provide a form of government-issued photo identification. For beneficial owners of shares held in street name, you or your representative must provide an account statement, voting instruction form or legal proxy as proof of your ownership of shares as of the close of business on May 29, 2019. Any stockholder representative must also present satisfactory documentation evidencing his or her authority with respect to the shares.

Can I change my vote after I have voted?

If you grant a proxy, you may revoke it at any time before we exercise it. You may revoke a previously granted proxy through any of the following measures:

By Internet	Go to www.voteproxy.com and vote again. Only your last proxy submitted prior to the meeting will be counted.
By telephone	Call 1.800.PROXIES (1-800-776-9437) and follow the voice prompts to vote again. Only your last proxy submitted prior to the meeting will be counted.
By mail	Sign and return a new proxy card dated as of a later date.
In person	Submit a written ballot in person at the meeting.

How will my shares be voted if I do not give specific voting instructions?

Proxies that are signed and returned but do not contain voting instructions will be voted as follows:

●	FOR the election of all director nominees (Proposal 1).
●	FOR the advisory vote on the compensation paid to our named executive officers (Proposal 2).
●	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal 3).
●	No vote will be made in connection with the consideration of a shareholder proposal to remove supermajority voting provisions from our charter and bylaws (Proposal 4).

If you hold shares as a holder of record, your shares will not be voted unless you provide a proxy. If you hold shares in street name and do not provide instructions regarding how your shares are to be voted, your bank, broker or other nominee may vote on routine matters only. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal 3) is considered a routine matter.

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Information About the 2019 Annual Meeting

What is the quorum requirement for our Annual Meeting of Stockholders?

We must have a quorum present at the Annual Meeting in order for any business to be conducted. For a quorum to be present, at least 50% of all shares outstanding and entitled to vote must be present at the Annual Meeting in person or represented by proxy. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

What vote is required for each proposal?

If a quorum is present at the meeting, the voting requirements set forth below will apply:

●	Directors are elected if they receive a majority of the total votes cast for and affirmatively withheld by the stockholders who are present in person or represented by proxy at the meeting (i.e., if votes for a nominee exceed votes withheld from the nominee). Abstentions will not affect the election of directors. If an incumbent nominee is not elected by the requisite majority vote, our Corporate Governance Principles require that he or she tender a resignation to the Board of Directors and that the Board of Directors disclose its decision whether to accept the resignation within 90 days. For additional information regarding the procedures that will apply if a director nominee is not elected by the requisite vote, please see “Corporate Governance–Majority Voting Standard for Election of Directors” on page 13.
●	The advisory vote to approve the compensation of our named executive officers requires the affirmative vote of a majority of the total votes cast on this proposal. Abstentions are not considered votes cast and will not affect the outcome of this proposal. The vote on this proposal is advisory only and not binding on Legg Mason.
●	The vote to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 requires the affirmative vote of a majority of the total votes cast on this proposal. Abstentions and broker non-votes are not considered votes cast and will not affect the outcome of this proposal. We do not expect to receive broker non-votes on this proposal because the record holders of shares held in street name will have discretionary authority to vote uninstructed shares on this proposal.
●	The shareholder proposal to consider the removal of supermajority voting from our charter and bylaws requires the affirmative vote of a majority of the total votes cast at the 2019 Annual Meeting of Stockholders. Abstentions are not considered votes cast and will not affect the outcome of this proposal. Our Nominating & Corporate Governance Committee and Board will consider the voting results on this proposal in their future deliberations regarding the appropriate voting standards within our articles of incorporation, as amended, and our amended and restated bylaws.

Who counts the votes cast?

Representatives of American Stock Transfer will tabulate the votes cast at our 2019 Annual Meeting of Stockholders and will act as the independent inspector of election.

What is householding?

Some banks, brokers and other nominees engage in the practice of “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may be sent to multiple stockholders in your household unless you request otherwise. Please contact your bank, broker or other nominee if you wish to receive individual copies of our proxy materials in the future.

12	LEGG MASON 2019 Proxy Statement

PROPOSAL 1 ELECTION OF DIRECTORS

Our Board of Directors currently consists of 12 directors, which may be increased or decreased by the Board of Directors. The Board of Directors has determined to temporarily reduce the number of directors and at the 2019 Annual Meeting of Stockholders, nine directors are to be elected for one-year terms to hold office until the 2020 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal. All nominees are current Legg Mason directors who were elected by stockholders, except for Nelson Peltz and Edward P. Garden, each of whom joined the Board of Directors effective May 20, 2019 and Stephen C. Hooley, who is first nominated for election at the Annual Meeting. Current directors Ms. Richardson and Messrs. Huff, Reed and Schmoke are not nominated to stand for re-election at the 2019 Annual Meeting of Stockholders. Ms. Richardson and Mr. Huff have reached the age of 75, which, pursuant to our Corporate Governance Principles, is the age at which an individual will not be nominated for election as a director (absent a waiver). Messrs. Reed and Schmoke are not nominated for re-election at their request. We have been fortunate to have benefited from the expertise and perspective of Ms. Richardson and Messrs. Huff, Reed and Schmoke. We have greatly valued and thank them for their outstanding contributions to our success.

Our Board of Directors has agreed to return the size of the Board of Directors to 12 directors and the Nominating & Corporate Governance Committee is currently in the process of identifying and evaluating candidates to be nominated for appointment by the Board of Directors following the Annual Meeting. One of these three additional candidates will be nominated by Trian Partners pursuant to an arrangement between Legg Mason and Trian Partners, subject to Board approval. Once the three director nominees recommended by the Nominating & Corporate Governance Committee are identified, they will be presented for approval and appointment by the Board of Directors, each to hold office until the 2020 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

The Board of Directors recommends stockholders vote “FOR” the election of each of the nine nominees. If all nine nominees are elected, our Board of Directors will consist of nine directors, eight of whom, representing 89% of the Board, will be “independent” as defined in NYSE listing standards. The Board of Directors has no reason to believe that any nominee will be unable to serve. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

The Board of Directors recommends a vote “FOR” the election of each nominated director.

Majority Voting Standard for Election of Directors

Directors are elected by the vote of a majority of the total votes cast for and affirmatively withheld by the stockholders present in person or represented by proxy at the meeting. Accordingly, a nominee will not be elected unless he or she receives more “FOR” votes than “WITHHELD” votes. Under Maryland law, any incumbent director not so elected would continue in office as a “holdover” director until removed or replaced. As a result, our Corporate Governance Principles also provide that any director who fails to obtain the required vote in an uncontested election must submit his or her resignation to the Board. The Board must decide whether to accept or decline the resignation, taking into consideration the recommendation of the Nominating & Corporate Governance Committee after consideration of all relevant factors, within 90 days after the vote has been certified.

Independent Directors

The Board of Directors has made determinations as to the independence of each of our current non-employee directors and concluded that all of our current non-employee directors qualify as independent directors under the NYSE listing standards. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with Legg Mason. As part of its determination, the Board considered the transactions and relationships described below under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions” and applied our Policy Regarding Director Independence Determinations as adopted by the Board, which includes categorical standards to assist the Board of Directors in making independence determinations and specifies the types of relationships that are deemed not material and, therefore, not considered each year. A copy of the Policy Regarding Director Independence Determinations is available on our corporate website at www.leggmason.com under the “About—Investor Relations—Governance—Corporate Governance” section.

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Proposal 1 Election of Directors

Director Nominees

Robert E. Angelica Independent	Director Since 2007	Age 72

Background

Robert E. Angelica, has been a director of Legg Mason since February 2007 and is currently engaged in private investment activities. From 1999 through December 2006, Mr. Angelica served as the Chairman and Chief Executive Officer of AT&T Investment Management Corporation (“ATTIMCO”), an asset management subsidiary of AT&T Inc.

Qualifications

Mr. Angelica’s qualifications to continue to serve on our Board include his extensive financial industry knowledge and substantial leadership experience gained while serving as the Chairman and Chief Executive Officer of ATTIMCO, which was responsible for the investment and administration of more than $80 billion of employee benefit plan assets for AT&T Inc. and certain third parties. Mr. Angelica’s diverse experience includes the development of asset allocation policies and strategies, risk management, selection of external investment managers and trustees, in-house asset management, regulatory compliance and accounting and financial reporting. He was awarded the Chartered Financial Analyst designation. Our Board has determined that Mr. Angelica qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Committees Audit Finance Risk (Chair)

Carol Anthony (“John”) Davidson Independent	Director Since 2014	Age 63

Background

Carol Anthony (“John”) Davidson, has been a director of Legg Mason since May 2014, and is currently engaged in private investment activities. From January 2004 to September 2012, Mr. Davidson served as the Senior Vice President, Controller and Chief Accounting Officer of Tyco International Ltd. (“Tyco”). Mr. Davidson has served as a director of TE Connectivity Ltd. since March 2016 and a director of Allergan Plc since May 2018. Mr. Davidson previously served as a director of DaVita HealthCare Partners, Inc. from December 2010 to March 2018 and as a director of Pentair Plc from October 2012 to April 2018. From 2013 to 2018, Mr. Davidson served on the Board of Governors of the Financial Industry Regulatory Authority (“FINRA”) and from 2011 to 2015, Mr. Davidson served as a member of the Board of Trustees of the Financial Accounting Foundation, which oversees financial accounting and reporting standard setting processes for the United States.

Qualifications

Mr. Davidson’s qualifications to continue to serve on our Board include his more than 30 years of leadership experience across multiple industries, including his leadership roles at Tyco, six years at Dell Inc., where he held various leadership roles, including vice president, audit, risk and compliance, and vice president, corporate controller and 16 years at Eastman Kodak Company in a variety of accounting and financial leadership roles. In addition, Mr. Davidson, a certified public accountant, has a strong track record of implementing governance and controls processes. Our Board has determined that Mr. Davidson qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

Committees Audit Finance Risk

14	LEGG MASON 2019 Proxy Statement

Proposal 1 Election of Directors

Edward P. Garden Independent	Director Since 2019	Age 58

Background

Edward P. Garden has been a director of Legg Mason since May 2019 and has been Chief Investment Officer and Founding Partner of Trian Fund Management, L.P. (“Trian”), a multi-billion dollar asset management firm specializing in helping companies to optimize operational performance, since 2005.

Mr. Garden currently serves as a director of General Electric Company, an industrial company, and served as a director of The Bank of New York Mellon Corporation from December 2014 to June 2019, where he chaired its Human Resources and Compensation Committee, as a director of Family Dollar Stores, Inc., a discount retailer, from September 2011 until its acquisition by Dollar Tree, Inc. in July 2015, as a director of The Wendy’s Company, a restaurant chain, from December 2004 to December 2015, and as a director of Pentair plc, an industrial manufacturing company, from May 2016 to April 2018. Previously he served as Vice Chairman and a director of Triarc Companies, Inc. from December 2004 through June 2007 and Executive Vice President from August 2003 until December 2004. Prior to joining Triarc, Mr. Garden was a managing director of Credit Suisse First Boston, where he served as a senior investment banker and a managing director at BT Alex Brown, where he was co-head of Equity Capital Markets. Mr. Garden graduated from Harvard College with a B.A. in Economics.

Qualifications

Mr. Garden’s qualifications to continue to serve on our Board include his over 25 years of experience advising, financing, operating and investing in companies. Mr. Garden has worked with management teams and boards of directors to implement growth initiatives as well as operational, strategic and corporate governance improvements. Mr. Garden has strong operating experience, a network of relationships with institutional investors and investment banking/capital markets experience that can be utilized for the benefit of Legg Mason.

Committees Compensation Nominating & Corporate Governance

Michelle J. Goldberg Independent	Director Since 2017	Age 50

Background

Michelle J. Goldberg, has been a director of Legg Mason since November 2017 and has been a Partner at Ignition Partners, an early stage, technology venture capital firm, and a Venture Partner at SoGal Ventures, investing in the next generation’s lifestyle and health, since May 2000. Before joining Ignition, Ms. Goldberg was a consultant in financial institutions and technology and an investment banker in middle market mergers and acquisitions. Ms. Goldberg joined the board of Taubman Centers, Inc. on May 29, 2019. Ms. Goldberg has a B.A. in Asian Studies from Columbia College and an M.A. in East Asian Studies from Harvard University.

Qualifications

Ms. Goldberg’s qualifications to continue to serve on our Board include her advisory and investment experience across multiple industries, including eCommerce and digital media, internet analytics and mobile and enterprise software and her experience as a consultant in financial institutions and technology and an investment banker in middle market mergers and acquisitions. In addition, Ms. Goldberg has served on a number of company boards, including the board of Plum Creek Timber until its merger with Weyerhaeuser, and multiple portfolio company boards over the past two decades.

Committees Audit Risk

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Proposal 1 Election of Directors

Stephen C. Hooley	Nominee for Director	Age 56

Background

Stephen C. Hooley was the Chairman, President and Chief Executive Officer of DST Systems, Inc., a provider of information processing software and services to the mutual fund, insurance, retirement and health care industries, from July 2014 through April 2018, President and Chief Executive Officer from September 2012 to July 2014 and served as the President and Chief Operating Officer from July 2009 through September 2012. Prior to joining DST Systems, Inc., Mr. Hooley served as President and Chief Executive Officer of Boston Financial Data Services, Inc., a joint venture between DST Systems, Inc. and State Street Corporation and held a variety of executive roles at State Street Corporation. Mr. Hooley began his career at Texas Instruments. Mr. Hooley currently serves as a director of Stericycle, Inc., a compliance company that specializes in collecting and disposing regulated substances and providing services for recalled and expired goods, and served as a director of DST Systems, Inc. from September 2012 through April 2018. He served as a director of Boston Financial Data Services, Inc. from 2009 through 2013.

Qualifications

Mr. Hooley’s qualifications to serve on our Board include his extensive understanding of the financial services industry and over 25 years of experience in a variety of leadership roles at financial services companies and firms that provide advice and services to the financial services industry. In addition, Mr. Hooley has experience as a director of both public and private companies, including membership on both the audit and compensation committees of a publicly-traded company.

John V. Murphy Lead Independent Director	Director Since 2013	Age 69

Background

John V. Murphy, has been a director of Legg Mason since June 2013 and has served as our Lead Independent Director since October 2014. Mr. Murphy is currently engaged in private investment activities. Mr. Murphy was employed by Korn/Ferry International, an executive search firm as a Managing Director for the Asset Management and Wealth Management section of the Global Financial Market, from 2010 to 2012. From 2000 to 2009, Mr. Murphy was employed in various senior positions with OppenheimerFunds Inc., an asset management firm, including Chairman, President and Chief Executive Officer. He also served as a director of over 60 mutual funds in the OppenheimerFunds complex. Prior to joining OppenheimerFunds, he spent eight years with MassMutual Financial Group, OppenheimerFunds’ parent company, in a variety of senior roles. Before that, he was a founding principal of Liberty Financial Companies Inc., an investment management firm. He began his career at Arthur Andersen & Co. in 1972 as an accountant.

Qualifications

Mr. Murphy’s qualifications to continue to serve on our Board include the knowledge, leadership and experience gained in over 30 years of experience working in the investment management business and as a Chairman, President and Chief Executive Officer of a large, complex asset management organization. In addition, he gained extensive industry and leadership experience by serving as Chairman and as a member of the Executive Committee and the Board of Governors of the Investment Company Institute.

Committees Compensation (Chair) Finance Nominating & Corporate Governance

16	LEGG MASON 2019 Proxy Statement

Proposal 1 Election of Directors

Nelson Peltz Independent	Director Since 2019	Age 76

Background

Nelson Peltz has been a director of Legg Mason since May 2019 and previously served as a director of Legg Mason from October 2009 until December 2014. Mr. Peltz has served as the Chief Executive Officer and a Founding Partner of Trian, a multi-billion dollar asset management firm specializing in helping companies to optimize operational performance, since 2005.

Mr. Peltz has served as director of The Wendy’s Company (“Wendy’s”), the world’s third largest quick-service hamburger company, since April 1993 and as its non-executive Chairman since June 2007. Mr. Peltz has also served as a director of as a director of Sysco Corporation (“Sysco”), the largest North American distributor of food and related products, since August 2015, The Procter and Gamble Company, a global consumer products company, since March 2018, and The Madison Square Garden Company (“Madison Square Garden”), a sports, entertainment and media company, since September 2015. Mr. Peltz previously served on the board of directors of Mondelēz International, Inc. (“Mondelēz”), a global snacking company from January 2014 to March 2018, MSG Networks, Inc. (“MSG Networks”), a sports media company, from December 2014 to September 2015, Ingersoll-Rand plc (“Ingersoll-Rand”), an Irish global diversified industrial company, from August 2012 to June 2014, H. J. Heinz Company (“Heinz”), a global packaged food manufacturer from September 2006 until June 2013.

In addition to founding Trian, Mr. Peltz has served in senior management positions at various companies. From 1993 to 2007, he served as the Chairman and Chief Executive Officer of Triarc Companies, Inc. (now known as The Wendy’s Company), which, during that period, owned Arby’s Restaurant Group, Inc. and acquired Snapple Beverage Group, as well as other consumer and industrial businesses. Mr. Peltz was also Chairman & Chief Executive Officer of Triangle Industries, Inc., a Fortune 100 industrial company and the parent of American National Can Company, from 1983 until December 1988, when it was acquired by Pechiney, S.A.

Qualifications

Mr. Peltz has more than 40 years of business and investment experience, has served as the chairman and chief executive officer of public companies for over 20 years and has extensive public company board experience--currently serving on the boards of Sysco, Wendy’s and Madison Square Garden and previously serving on the boards of Mondelēz, Heinz, Ingersoll-Rand, MSG Networks and Legg Mason. Throughout his professional career, he has developed extensive experience working with management teams and boards, as well as in acquiring, investing in and building companies and implementing operational improvements at the companies with which he has been involved. Mr. Peltz was also recognized by the National Association of Corporate Directors in 2010, 2011 and 2012 as among the most influential people in the global corporate governance arena. As a result, Mr. Peltz has developed strong operating experience and strategic planning skills, valuable leadership and corporate governance experience and strong relationships with institutional investors, investment banking/capital markets advisors and others that we believe will benefit Legg Mason and its Board.

Committees Finance Nominating & Corporate Governance

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Proposal 1 Election of Directors

Alison A. Quirk Independent	Director Since 2017	Age 57

Background

Alison A. Quirk, has been a director of Legg Mason since November 2017 and is currently engaged in private consulting. From September 2002 until March 2017, Ms. Quirk was a member of the Management Committee and executive vice president of Global Human Resources at State Street Corporation. Ms. Quirk joined State Street Corporation in September 2002 as senior vice president, Deutsche Global Services Integration Team, and subsequently held various senior human resources roles. Ms. Quirk has a B.A. from the University of New Hampshire.

Qualifications

Ms. Quirk’s qualifications to continue to serve on our Board include her experience in human resources, marketing and communications focused roles at various financial services firms. In addition, her prior board experience includes serving on the board of Boston Financial Data Services, a joint venture between State Street Corporation and DST Systems.

Committees Compensation Nominating & Corporate Governance

Joseph A. Sullivan	Director Since 2013	Age 61

Background

Joseph A. Sullivan, has been a director of Legg Mason since February 2013 and has served as our Chairman since October 2014. Mr. Sullivan was elected President, Chief Executive Officer and a member of the Board in February 2013. Before being appointed as President and Chief Executive Officer, Mr. Sullivan served as Interim Chief Executive Officer of Legg Mason from October 1, 2012 to February 11, 2013. Prior to that, Mr. Sullivan oversaw the global distribution operations of Legg Mason. He was elected Senior Executive Vice President of Legg Mason in September 2008 and until January 2011 was responsible for overseeing administrative functions as Chief Administrative Officer. From December 2005 to September 2008, he was responsible for overseeing the fixed income capital markets operations of Stifel Nicolaus, a broker-dealer. From 1993 to December 2005, he oversaw the fixed income capital markets operations of Legg Mason Wood Walker, the company’s broker-dealer subsidiary that was sold in December 2005.

Qualifications

Mr. Sullivan’s qualifications to continue to serve on our Board include a combination of his management skills and professional experience. Mr. Sullivan has more than 30 years of industry experience, including serving as Chief Executive Officer, Head of Global Distribution and Chief Administrative Officer of Legg Mason and senior roles at a number of other firms. Mr. Sullivan served on the board of directors of Stifel Financial Corp. from December 2005 to September 2008.

Committees Finance

18	LEGG MASON 2019 Proxy Statement

Proposal 1 Election of Directors

Corporate Governance Overview

Board Meetings and Attendance

During the fiscal year ended March 31, 2019, our Board of Directors met 24 times and each of our current directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she served as a director and (ii) the total number of meetings of each committee on which he or she served during the period.

While we have no formal policy on the matter, directors are generally expected to attend our Annual Meeting of stockholders. All of our directors who were directors at the time of our 2018 Annual Meeting of Stockholders attended the meeting.

Corporate Governance Principles

Upon the recommendation of the Nominating & Corporate Governance Committee, our Board of Directors has adopted Corporate Governance Principles. These Corporate Governance Principles address, among other things, the following key corporate governance topics: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and our policy regarding annual performance evaluations of our Board of Directors. A copy of these Corporate Governance Principles is available on our corporate website at www.leggmason.com under the “About—Investor Relations—Governance—Corporate Governance” section. We will provide a copy of the Corporate Governance Principles, without charge, to any stockholder who provides a written request for a copy. Requests for copies should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

Board Leadership Structure

Our Board of Directors is responsible for determining its leadership structure, which it assesses from time to time. Our Chairman, Joseph A. Sullivan, is also our President and Chief Executive Officer. Our Board of Directors believes that Legg Mason and its stockholders are best served by maintaining the flexibility to have any person serve as Chairman of the Board based on what is in the best interests of Legg Mason and its stockholders at a given point in time. As a result, our Board of Directors does not support placing restrictions on who may serve as Chairman and future facts and circumstances may warrant a different leadership structure to best serve Legg Mason and its stockholders. Our Board of Directors has determined that the current leadership structure is appropriate to provide a consistent and unified focal point of leadership for Legg Mason and facilitate frequent and effective communication between our Board of Directors and management.

To facilitate coordination with the independent directors and to ensure the exercise of independent judgment by our Board of Directors, our Board of Directors appointed John V. Murphy to serve as the Lead Independent Director. Mr. Murphy is also the Chair of the Compensation Committee.

The Lead Independent Director’s duties include:
●

presiding at meetings of our Board of Directors in the absence of or at the request of the Chairman of the Board, or in any situation in which the Chairman of the Board may be perceived to have a conflict;

●	coordinating the flow of information to and among independent directors;
●	reviewing and approving all Board meeting agendas;
●

soliciting from other independent directors comments or suggestions related to Board operations, including the flow of information to directors, the setting of meeting agendas and the establishment of the schedule of Board meetings and communicating those suggestions to the Chairman;

●

serving as the liaison between the independent directors and the Chairman and as the representative of the independent directors in communications with the Chairman of the Board and management outside of regular Board meetings;

●	leading, with the assistance of the Nominating & Corporate Governance Committee, our Board’s annual evaluation process;
●	serving as liaison and providing direction to advisers and consultants retained by the independent directors; and
●	assisting the Chairman of the Board in integrating into the Board newly elected independent directors.
The Lead Independent Director also has the authority to call additional meetings of the independent directors and is available for consultation or direct communication with major stockholders. Each of these responsibilities is set out in Legg Mason’s Corporate Governance Principles.

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Proposal 1 Election of Directors

Our Corporate Governance Principles provide that at least three-quarters of the Board members should qualify as independent directors at any time. Other than Mr. Sullivan, all of our current directors are independent, as determined in accordance with NYSE listing standards.

Executive Sessions

Executive sessions of our non-employee directors are held in conjunction with each regular Board of Directors meeting and may be held at other times as circumstances warrant. Our Lead Independent Director chairs these executive sessions. John V. Murphy currently serves as our Lead Independent Director.

Annual Board of Directors Evaluations

1	Annual Self-Evaluations	To ensure that the Board of Directors and each committee functions effectively, annual self-evaluations are conducted to identify and assess areas for improvements.
2	Areas of Focus	The assessments focus on the performance, effectiveness, process and composition of the Board of Directors and each committee.
3	Independent Oversight	The Lead Independent Director leads the Board of Directors’ evaluation process and shares the results of the evaluations and feedback received with the Board.
4	Presentation of Findings	The chair of each committee leads the evaluation process for that committee and shares the results with the other committee members and the Board.

Fiscal Year 2019 Stockholder Engagement

Since 2014, Legg Mason has conducted a mid-fiscal year stockholder engagement program. The purpose of the program is to gain insights about the preferences and viewpoints of our largest stockholders on various corporate governance topics generally and our practices and outcomes specifically. In addition, we utilize this program to share certain of our compensation and corporate governance developments of interest to stockholders. We use this process to seek stockholder feedback or support for actions that management and the Board may be considering. For example, we have discussed proxy access, board skills and diversity and capital allocation topics. Our lead independent director, who also serves as Chairman of the Compensation Committee, is available to participate in our outreach discussions.

In addition to outreach to our largest investors during proxy season, we contacted sixteen investors midway through the fiscal year, who held approximately 49% of our shares outstanding (as measured at September 30, 2018). Five of those investors, holding approximately 30% of our shares outstanding, responded to our outreach. Of the five firms, three investors let us know that they did not feel a conversation was necessary at the time. We believe the low rate of participation in mid-year engagement was due, in part, to robust agendas and engagement in the recent past.

Responsive to investors’ interest in learning more about company strategy, we offered an update on the continuing evolution of Legg Mason’s strategy in fiscal year 2019. We also included a discussion of recent developments around Legg Mason’s board composition and diversity and inclusion initiatives. As always, we sought feedback about our disclosures, specifically this year with respect to Audit Committee disclosures in the proxy statement. We also welcomed feedback from stockholders on Legg Mason’s executive compensation practices and performance metrics.

In addition to engagement with stockholders, we routinely participate in conversations with organizations such as The CERES Investor Network, which includes over 160 institutional investors. This year, our conversation with CERES centered around ESG topics.

20	LEGG MASON 2019 Proxy Statement

Proposal 1 Election of Directors

What We Heard from Investors in Fiscal Year 2019	What We Did
Stockholders and CERES advocate for more disclosure around ESG issues and practices.

We have included in this proxy statement some highlights of Legg Mason’s commitment to diversity and inclusion. We also publish a robust Corporate Responsibility Report and respond to numerous requests for data about our practices.

Our stockholders advocate for gender diversity on boards.	Thirty percent of our Board members were female, and twenty percent were African American in fiscal year 2019.
Our stockholders indicate they are not prescriptive about executive compensation design or metrics, and they encourage boards to continually evaluate compensation programs and metrics.	Legg Mason’s Compensation Committee reviews metrics annually, and periodically evaluates the components of the executive compensation program.

Communications

All interested parties who wish to communicate with our Board of Directors, the Chairman of the Board, the Lead Independent Director or our non-employee directors as a group may do so by addressing their written correspondence to the director or directors, c/o Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202. Our Corporate Secretary will forward all correspondence received from stockholders or other interested parties to the director or directors to whom it is addressed.

The Audit Committee has developed procedures for the receipt, retention and treatment of complaints received by Legg Mason regarding accounting, internal accounting controls, or auditing matters. Any such complaints or concerns should be sent by mail to the Chairman of the Audit Committee, c/o Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

Code of Conduct

Upon the recommendation of the Nominating & Corporate Governance Committee, our Board of Directors has adopted a corporate Code of Conduct that applies to all directors, officers and employees of Legg Mason and its subsidiaries. The Code of Conduct addresses the following important topics, among others:

●	conflicts of interest;
●	corporate opportunities;
●	confidentiality of information;
●	fair dealing;
●	protection and proper use of Legg Mason’s assets;
●	compliance with laws, rules and regulations (including insider trading laws);
●	and encouraging the reporting of any illegal or unethical behavior.

A copy of the Code of Conduct is available on our corporate website at www.leggmason.com under the “About—Investor Relations—Governance—Corporate Governance” section. We intend to satisfy any disclosure requirement regarding any amendment to, or waiver of, our Code of Conduct by posting the information on our corporate website.

Legg Mason maintains an employee reporting hotline where employees can anonymously submit a complaint or concern regarding compliance with applicable laws, rules, regulations or the Code of Conduct as well as accounting, auditing, ethical or other concerns.

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Proposal 1 Election of Directors

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee, a Nominating & Corporate Governance Committee and a Risk Committee. Below is a summary of our committee structure and membership information:

The current charters for these committees, as approved by our Board of Directors, are on, and may be printed from, our corporate website at www.leggmason.com under the “About—Investor Relations—Governance—Corporate Governance” section.

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating & Corporate Governance Committee	Risk Committee
Robert E. Angelica
Carol Anthony (“John”) Davidson
Ed Garden(1)
Michelle J. Goldberg
Barry W. Huff
John V. Murphy
Nelson Peltz(1)
Alison A. Quirk
W. Allen Reed
Margaret Milner Richardson
Kurt L. Schmoke
Joseph A. Sullivan
Chairman	Member
(1)

Nelson Peltz and Ed Garden were appointed to our Board on May 20, 2019. Effective May 20, 2019, Mr. Peltz was appointed to the Finance Committee and the Nominating & Corporate Governance Committee and Mr. Garden was appointed to the Compensation Committee and the Nominating & Corporate Governance Committee.

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Proposal 1 Election of Directors

Audit Committee
Members Barry W. Huff (Chair) Robert E. Angelica Carol Anthony (“John”) Davidson Michelle J. Goldberg Margaret Milner Richardson Meetings in FY 2019 8 Report Pages 72-73

The Audit Committee’s responsibilities include assisting the Board with the oversight of our financial accounting and reporting to stockholders. Its duties include:

●selecting and compensating the independent registered public accounting firm (“Independent Auditors”);
●providing oversight of the work of the Independent Auditors and reviewing the scope and results of the audits conducted by them;
●ensuring the regular rotation of the lead audit partner and selecting, reviewing and evaluating the lead audit partner;
●reviewing the activities and performance of our internal auditors;
●discussing with Independent Auditors, internal auditors and management the organization and scope of our internal system of accounting and financial controls; and
●reviewing and discussing certain matters that may have a material impact on our financial statements, including litigation and legal matters and critical accounting policies and estimates.

Our Board of Directors has determined that each of Messrs. Angelica, Davidson and Huff qualifies as an “audit committee financial expert” as defined by the SEC. Our Board of Directors has also determined that all members of our Audit Committee are “independent” as defined in the NYSE listing standards and applicable SEC rules. The Audit Committee satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 establishes standards relating to audit committees in the following areas: the independence of audit committee members; the audit committee’s responsibility to select and oversee the company’s independent auditor; procedures for handling complaints regarding the company’s accounting practices; the authority of the audit committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the audit committee.

Compensation Committee
Members John V. Murphy (Chair) Ed Garden* Alison A. Quirk W. Allen Reed Margaret Milner Richardson Kurt L. Schmoke Meetings in FY 2019 4 Report Page 52

The Compensation Committee’s responsibilities include determining the compensation of our Chief Executive Officer (subject to the approval of our non-employee directors), approving the compensation of our other executive officers and recommending to our Board of Directors the compensation to be paid to our non-employee directors. The Compensation Committee also serves as the administrative committee of several of our employee benefit plans. Each of our Compensation Committee members is a “non-employee director” as defined in the SEC rules under Section 16 of the Exchange Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our Board of Directors has determined that all of the members of our Compensation Committee are “independent” as defined in the NYSE Listing Standards and the applicable SEC rules.

*	Mr. Garden was appointed to the Compensation Committee effective May 20, 2019.

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Proposal 1 Election of Directors

Finance Committee
Members W. Allen Reed (Chair) Robert E. Angelica Carol Anthony (“John”) Davidson Barry W. Huff Nelson Peltz* John V. Murphy Joseph A. Sullivan Meetings in FY 2019 1

The Finance Committee’s responsibilities include reviewing and making recommendations to our Board of Directors regarding the principal terms and conditions of debt or equity securities to be issued by Legg Mason; financial considerations relating to the acquisition of businesses or operations, the entry into joint ventures or the divestiture of company operations that require approval of our Board of Directors; and significant financial transactions involving the economic arrangements with the senior executives of a Legg Mason subsidiary.

Our Board of Directors has determined that a majority of the members of our Finance Committee are “independent” as defined in the NYSE listing standards.

*	Mr. Peltz was appointed to the Finance Committee effective May 20, 2019.

Nominating & Corporate Governance Committee
Members Kurt L. Schmoke (Chair) Ed Garden* John V. Murphy Nelson Peltz* Alison A. Quirk W. Allen Reed Meetings in FY 2019 5

The Nominating & Corporate Governance Committee’s responsibilities include identifying qualified director nominees, nominating director candidates, recommending director committee assignments, developing and recommending to our Board of Directors corporate governance principles and a corporate code of conduct and reviewing, assessing and making reports and recommendations to the Board of Directors, as appropriate, on Legg Mason’s talent development and executive succession planning. In addition, the Nominating & Corporate Governance Committee, together with the Lead Independent Director, conducts the annual self-evaluation process by our Board of Directors.

Our Board of Directors has determined that all of the members of our Nominating & Corporate Governance Committee are “independent” as defined in the NYSE listing standards.

*	Mr. Peltz and Mr. Garden were appointed to the Nominating & Corporate Governance Committee effective May 20, 2019.

Risk Committee
Members Robert E. Angelica (Chair) Carol Anthony (“John”) Davidson Michelle J. Goldberg Barry W. Huff Meetings in FY 2019 4

The Risk Committee’s responsibilities include assisting our Board of Directors in its oversight of Legg Mason’s enterprise risk management activities. Its duties include reviewing management’s activities to establish and maintain an appropriate environment and culture for sound business risk practices, reviewing Legg Mason’s enterprise risk management program and reviewing and discussing with members of management Legg Mason’s risk tolerance, its major risk exposures and the steps management has taken to monitor and manage those exposures.

Our Board of Directors has determined that all of the members of our Risk Committee are “independent” as defined in the NYSE listing standards.

24	LEGG MASON 2019 Proxy Statement

Proposal 1 Election of Directors

Director Nomination Process

Director Nominations for Inclusion in Legg Mason’s Proxy Materials (Proxy Access)

A shareholder (or a group of up to 20 shareholders) who has owned at least 3% of our shares continuously for at least three years and has complied with the other requirements in our Bylaws may nominate and include in Legg Mason’s proxy materials director nominees constituting up to 20% of our Board. Notice of a proxy access nomination for consideration at our 2020 Annual Meeting must be received no later than February 21, 2020 and no earlier than January 22, 2020.

Other Director Nominations

In addition to our proxy access Bylaw that addresses the inclusion of shareholder nominees in our proxy statement, the Nominating & Corporate Governance Committee will consider all qualified candidates for seats on our Board of Directors identified by members of the committee, by other members of the Board of Directors, by our management and by our shareholders. From time to time, the Nominating & Corporate Governance Committee may direct management to engage third-party firms that specialize in identifying director candidates to assist with its search. During fiscal year 2019, the Nominating & Corporate Governance Committee retained one firm to identify potential candidates for our Board of Directors.

The Board of Directors has set minimum qualification requirements for director nominees in our Corporate Governance Principles. Director nominees are required to possess a broad range of skills, expertise, industry or other knowledge and business or other experience that will be useful to the company. The Nominating & Corporate Governance Committee will review each candidate’s biographical information and determine whether the candidate meets these minimum qualification requirements. In addition, according to our Corporate Governance Principles, our Board of Directors generally will not nominate for election to our Board of Directors any Director who has reached the age of 75 before the regular meeting of the Board at which nominations for election as directors are made for the next annual meeting of stockholders. However, the Board has the discretion to take into account specific facts and circumstances and to nominate such a Director for election to the Board.

The Board of Directors seeks diversity of perspectives, backgrounds and experiences among its members. When considering prospects for possible recommendation to the Board, increasing diversity of backgrounds and experiences is a factor considered by the Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee reviews available information regarding each potential candidate, including character, experience, qualifications, attributes, skills, gender, race and ethnicity.

After the Nominating & Corporate Governance Committee has determined that a candidate meets the minimum qualification requirements, the committee will determine whether to nominate the candidate to our Board of Directors. In making this determination, the Nominating & Corporate Governance Committee will consider a number of factors, including:

●	the current size of the Board of Directors, and whether vacancies on the Board are anticipated;
●	the candidate’s judgment, character, expertise, skill, knowledge, experience and collegiality;
●	the overall diversity of perspectives, backgrounds and experiences of the current directors;
●	whether the candidate has special skills, expertise or a background that add to and complement the range of skills, expertise and background of the existing directors; and
●	whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director.

Our Bylaws provide written procedures by which stockholders may recommend nominees to our Board of Directors. The Nominating & Corporate Governance Committee will consider nominees recommended by our stockholders under the same procedure used for considering nominees recommended by other directors or management.

Stockholders who would like to propose a director candidate for election to our Board of Directors at the 2020 Annual Meeting of Stockholders must deliver written notice to our Corporate Secretary between January 22, 2020 and February 21, 2020, assuming our 2020 Annual Meeting is held within 30 days of the anniversary of the 2019 Annual Meeting. Notice from a stockholder nominating a director must include the following:

●	the name, age, business address and residence address of the recommending stockholder;
●	the class, series and number of all shares of stock of Legg Mason that the recommending stockholder beneficially owns;

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Proposal 1 Election of Directors

●	the date the shares were acquired and the investment intent behind the acquisition; and
●	all other information about the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended (including the nominee’s written consent to being named in the proxy as a nominee and to serve as a director if elected).

We may require that a proposed director nominee furnish other information to enable the Nominating & Corporate Governance Committee to determine the nominee’s eligibility to serve. The Nominating & Corporate Governance Committee will consider a nomination as it deems appropriate in its discretion. However, a nomination that does not comply with the requirements discussed above may not be considered.

Address to Submit Nominations

Any proxy access proposals or other director nominations should be addressed to the Corporate Secretary, Legg Mason, Inc., 100 International Drive, Baltimore, Maryland 21202.

Board Role in Risk Oversight

The Board is primarily responsible for the oversight of Legg Mason’s risk management activities. The Risk, Compensation, Finance, Audit and Nominating & Corporate Governance Committees assist the Board in fulfilling this important role.

The committees of the Board of Directors work together to help ensure that all committees have received all information necessary to permit them to fulfill their duties and responsibilities with respect to the activities of those committees that relate to the oversight of the management of risks.

The Audit Committee monitors our system of disclosure controls and procedures and internal controls over financial reporting, reviews contingent financial liabilities and oversees our employee reporting hotline.

	The Compensation Committee oversees the relationship between risk and executive compensation.	The Finance Committee reviews potential risks related to significant transactions under consideration by Legg Mason.
The Risk Committee oversees Legg Mason’s enterprise risk management activities.	The Nominating & Corporate Governance Committee is focused on overseeing risks related to succession and other corporate governance matters.

The responsibility for day-to-day management of risk lies with our management.
Management has an enterprise risk management program that is overseen by our Chief Risk Officer. The Risk Committee, among other things, reviews and discusses with management reports from our Chief Risk Officer and other members of management regarding the company’s risk management activities, including management’s assessment of our major risk exposures and the steps taken to monitor and manage those exposures and the risk management activities of each of our significant asset management subsidiaries.

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Proposal 1 Election of Directors

Relationship of Compensation and Risk

We conduct the majority of our business through our asset managers which are individual businesses. Each asset manager generally focuses on a portion of the asset management industry in terms of the types of assets managed (primarily alternatives, equity or fixed income), the types of products and services offered, the investment styles utilized, the distribution channels used, and the types and geographic locations of its clients. Each of our significant asset managers is generally operated as a separate entity that typically markets its products and services under its own brand name. Certain distribution functions are often provided by the parent company and other affiliates. Consistent with this approach, we have revenue sharing arrangements in place with four of our asset managers and/or certain of their key officers. Pursuant to these revenue sharing arrangements, a specified percentage of the asset manager’s revenues, net of certain third party distribution expenses, is required to be distributed to the parent company and the balance of the revenues (or net revenues) is retained to pay operating expenses, including salaries and bonuses, but excluding certain expenses such as amortization of acquired intangible assets and income taxes. Specific compensation allocations are determined by the asset manager’s management, subject to corporate management approval in certain cases. Our asset managers and other business units that do not operate under revenue sharing arrangements utilize a variety of discretionary or formulaic incentive compensation determinations. In addition, the management teams of four of our affiliates hold significant equity interests in the applicable company, which helps to align the interests of the management of those four affiliates with the interests of our stockholders. In addition, the asset management industry in which we operate tends to be a long-term business, as investment performance over multi-year periods is a critical competitive element of the business. Also, as is typical in the asset management business, and unlike other financial services companies, we are not exposed to the short-term risks arising from proprietary trading because we do not engage in proprietary trading.

The executive officer compensation program is structured in a manner intended to mitigate against providing incentives for inappropriate risk taking. The executive officers’ salaries are fixed in amount. Incentive compensation is linked to overall corporate performance and a substantial portion of compensation is in the form of long-term equity awards that further align executives’ interests with those of Legg Mason’s stockholders. The value of equity awards is tied to Legg Mason’s stock price. These awards do not encourage excessive or inappropriate risk taking given that the awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance. As part of fiscal year 2019 incentive compensation, we awarded performance share units that will result in payout only based on relative performance over a three year period ending March 31, 2022. We believe our incentive award program, coupled with our stock ownership guidelines and anti-hedging and pledging policies for executives, create important linkages between the financial interests of our executives and the long-term performance of Legg Mason and help to protect against any incentive to disregard risks in return for potential short-term gains. Moreover, the Compensation Committee considers several performance metrics in establishing the executive compensation program each year, so no one metric creates an undue reward that might encourage excessive risk taking. In years when the Committee establishes an executive compensation incentive pool, the aggregate amount is also subject to adjustment in the discretion of the Compensation Committee based on the performance metrics and qualitative factors established by the Committee for use as a basis for revising the amount available for incentives.

To further ensure the alignment of compensation with long-term performance, we have adopted a policy for the clawback of incentive compensation from named executive officers in the event a named executive officer’s acts or omissions contribute to a need for a restatement of our financial results or if a named executive officer is terminated for cause. Additional information on our executive officer compensation practices is discussed below under “Executive Compensation—Compensation Discussion and Analysis.”

We have considered the risks created by our compensation policies and practices, including mitigating factors, and, based on this review, do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company. This conclusion is supported by the work of a committee consisting of representatives from our finance, human resources, legal and enterprise risk management departments, which evaluates whether our compensation policies and practices are reasonably likely to have a material adverse effect on Legg Mason.

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Proposal 1 Election of Directors

Compensation Consultant to the Compensation Committee

For fiscal year 2019, the Compensation Committee retained Semler Brossy Consulting Group, LLC, an independent executive compensation consulting firm, to provide compensation consulting services. As directed by the Compensation Committee, Semler Brossy provides counsel on compensation-related issues and executive officer compensation and non-employee director compensation, and guidance on best practices and market and regulatory developments. Semler Brossy did not provide additional consulting or other services to management or Legg Mason subsidiaries during fiscal year 2019.

Compensation of Directors

Directors who are Legg Mason employees do not receive compensation for their services as directors. The Compensation Committee annually reviews and recommends to our Board of Directors the compensation of our non-employee directors. As part of this review, the Compensation Committee consults with its compensation consultant to determine the reasonableness and adequacy of our non-employee director compensation. The following table outlines the regular compensation that is paid to our non-employee directors:

Compensation Element	Amount of Compensation
Cash Retainers
Annual Board Retainer	$50,000
Lead Independent Director	$25,000
Audit Committee Chairman Retainer	$17,500
Nominating & Corporate Governance, Compensation, Finance and Risk Committee Chairmen Retainers	$10,000
Meeting Fees
Board Meeting Fees	$2,000 per in-person meeting attended and $1,000 per telephonic meeting attended beginning with the sixth meeting in the year
Committee Meeting Fees	$2,000 per in-person meeting attended and $1,000 per telephonic meeting attended
Equity Awards
Annual Board Award(1)	$125,000
Initial Board Election Award(1)	$125,000
(1)

Under the terms of the Legg Mason, Inc. Non-Employee Director Equity Plan, as amended, each of our non-employee directors receives, on the 31st day after he or she is first elected as a director, and on the date of each subsequent Annual Meeting of Stockholders, his or her choice of: (i) a grant of shares of common stock that have a market value, on the grant date, of $125,000; (ii) a grant of shares of common stock that have a market value, on the grant date, of $75,000, plus $50,000 in cash; or (iii) a grant of restricted stock units equal to the number of shares of common stock that have a market value, on the grant date, of $125,000.

We also reimburse each of our non-executive directors for their travel expenses incurred in connection with attendance at Board and Committee meetings. Following a review in February 2019 of the compensation of our non-employee directors, the Board, based on a recommendation of the Compensation Committee, did not change the fees for non-employee directors for fiscal year 2020.

Restricted stock units granted under the Legg Mason, Inc. Non-Employee Director Equity Plan are payable on a one-for-one basis in shares of common stock within 60 days of the date on which the recipient stops serving as a director of Legg Mason. The number of restricted stock units credited to a director will be increased to reflect all dividends paid on common stock based on the market price of a share of common stock on the dividend payment date. The restricted stock units and shares of common stock are not subject to vesting. The plan covers an aggregate of 625,000 shares of common stock.

28	LEGG MASON 2019 Proxy Statement

Proposal 1 Election of Directors

Director Compensation Table

The following table provides information about the compensation earned by our non-employee directors during fiscal year 2019.

Name	Fees Earned or Paid in Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)		All Other Compensation ($)(2)	Total ($)
Robert E. Angelica	154,000	(3)	75,008	(4)	–	229,008
Carol Anthony “John” Davidson	95,000		125,002	(5)	22,581	242,583
Michelle J. Goldberg	91,000		125,002	(5)	6,396	222,398
Barry W. Huff	112,500		125,002	(5)	–	237,502
John V. Murphy	125,000	(6)	125,002	(5)	–	250,002
Alison A. Quirk	137,000	(3)	75,008	(4)	–	212,008
W. Allen Reed	99,000		125,002	(5)	–	224,002
Margaret Milner Richardson	90,000		125,002	(5)	38,072	253,074
Kurt L. Schmoke	95,000		125,002	(5)	48,926	268,928
(1)	In addition, non-employee directors receive reimbursement of actual expenses incurred for attendance at meetings or participating in company business.
(2)	Represents dividend equivalents paid on restricted stock units and reinvested in additional restricted stock units.
(3)	Includes $50,000 paid as a portion of the annual award under the Legg Mason, Inc. Non-Employee Director Equity Plan.
(4)	Represents value of 2,183 shares of common stock granted on July 31, 2018, as a portion of the annual award under the Legg Mason, Inc. Non-Employee Director Equity Plan.
(5)	Represents value of 3,638 restricted stock units or shares of common stock granted on July 31, 2018 for the annual award under the Legg Mason, Inc. Non-Employee Director Equity Plan.
(6)	Includes $25,000 paid for the Lead Independent Director Retainer.

As of March 31, 2019, four of our non-employee directors held the following restricted stock units:

Name	Number of Restricted Stock Units
Carol Anthony “John” Davidson	19,610
Michelle J. Goldberg	6,815
Margaret Milner Richardson	31,855
Kurt L. Schmoke	40,435

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SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the ownership of Legg Mason common stock as of May 29, 2019 by each of our directors, each individual named in the Summary Compensation Table, all of our executive officers and directors as a group, and each person who, to the best of our knowledge, beneficially owned more than five percent of the outstanding common stock.

Name of Owner	Common Stock Beneficially Owned(1)(2)		Percent of Outstanding Common Stock(2)
Vanguard	8,274,814		9.55%
BlackRock, Inc	7,853,725		9.07%
Clarkston Capital Partners, LLC	4,660,135		5.38%
FMR	4,120,760		4.76%
Trian Fund Management. L.P.	3,873,718	**	4.47%
Nelson Peltz	3,873,718	**	4.47%
Ed Garden	3,873,718	**	4.47%
Joseph A. Sullivan	1,735,490	(7)(8)	2.00%
Peter H. Nachtwey	363,989	(7)	*
Thomas K. Hoops	219,496	(7)	*
Thomas C. Merchant	173,001	(7)	*
Frances Cashman	131,870		*
W. Allen Reed	54,280		*
Kurt L. Schmoke	46,918	(9)	*
Margaret Milner Richardson	40,259	(9)	*
Barry W. Huff	29,534		*
John V. Murphy	28,174		*
Robert Angelica	25,807		*
Carol Anthony (“John”) Davidson	22,807	(9)	*
Michelle J. Goldberg	6,884	(9)	*
Alison A. Quirk	3,961		*
All current executive officers and directors as a group (20 persons)	7,418,824		8.08%
*	Less than 1%.
**

These shares are owned by certain funds and investment vehicles (the “Trian Funds”) managed by Trian Fund Management, L.P. (“Trian”), an institutional investment manager. None of such shares are held directly by Mr. Peltz or Mr. Garden. Of the shares owned by the Trian Funds, 3,871,718 shares are held in commingled margin accounts with a prime broker. Mr. Peltz and Mr. Garden are members of Trian Fund Management GP, LLC, which is the general partner of Trian, and therefore are in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Funds. Accordingly, each of Mr. Peltz and Mr. Garden may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares owned by the Trian Funds. Each of Mr. Peltz and Mr. Garden disclaims beneficial ownership of such shares for all other purposes.

(1)	Except as otherwise indicated and except for shares held by members of an individual’s family or in trust, all shares are held with sole dispositive and voting power.

30	LEGG MASON 2019 Proxy Statement

Security Ownership of Management and Principal Stockholders

(2)	Includes, for the individuals listed below, the following number of shares subject to options exercisable within 60 days from May 29, 2019:

Name	Number of Shares
Joseph A. Sullivan	1,174,431
Peter H. Nachtwey	209,281
Frances Cashman	37,060
Thomas K. Hoops	104,816
Thomas C. Merchant	88,325
All current executive officers and directors as a group (20 persons)	2,009,495

Also includes for the individuals listed below, the following number of deferred but vested restricted stock units:

Name	Number of Shares
Joseph A. Sullivan	152,079
Peter H. Nachtwey	14,591
Thomas C. Merchant	12,344
All current executive officers and directors as a group (20 persons)	181,854
(3)	Represents shares held by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355, in its capacity as investment advisor. 8,231,886 of the shares are held with sole dispositive power and 42,928 of the shares are held with shared dispositive power. 41,435 of the shares are held with sole voting power and 10,322 are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by The Vanguard Group reporting ownership as of December 31, 2018. The percentages are based on Legg Mason’s outstanding shares as of May 29, 2019.
(4)	Represents shares held by BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, in its capacity as investment advisor. All of the shares are held with sole dispositive power and none of the shares are held with shared dispositive power. All of the shares are held with sole voting power and none are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by BlackRock, Inc. reporting ownership as of December 31, 2018. The percentages are based on Legg Mason’s outstanding shares as of May 29, 2019.
(5)	Represents shares held by Clarkston Capital Partners, LLC, 91 West Long Lake Road, Bloomfield, MI 48304, in its capacity as investment advisor. All of the shares are held with shared dispositive power and none of the shares are held with sole dispositive power. All of the shares are held with shared voting power and none are held with sole voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by Clarkston Capital Partners, LLC reporting ownership as of August 17, 2018. The percentages are based on Legg Mason’s outstanding shares as of May 29, 2019.
(6)	Represents shares held by FMR LLC, 245 Summer Street, Boston, MA 02210, in its capacity as investment advisor. All of the shares are held with sole dispositive power and none of the shares are held with shared dispositive power. All of the shares are held with sole voting power and none are held with shared voting power. The number of shares in the preceding information is based upon a Schedule 13G report filed by FMR LLC reporting ownership as of February 13, 2018. The percentages are based on Legg Mason’s outstanding shares as of May 29, 2019.
(7)	Includes, for the individuals listed below, the following number of restricted stock units. Restricted stock units are not held with voting rights and cannot be transferred.

Name	Number of Restricted Stock Units
Joseph A. Sullivan	164,462
Peter H. Nachtwey	46,971
Frances Cashman	34,151
Thomas K. Hoops	37,784
Thomas C. Merchant	25,951
(8)	Does not include 6,547.07 units of the Legg Mason Common Stock Fund held in the Legg Mason Profit Sharing and 401(k) Plan and Trust which translate into 4,247.33 shares of common stock.
(9)	Includes, for the individuals listed below, the following number of restricted stock units. Restricted stock units are payable on a one-for-one basis in shares of common stock within 60 days of the date on which the individual stops serving as a director of Legg Mason.

Name	Number of Restricted Stock Units
Carol A. Davidson	19,807
Michelle J. Goldberg	6,884
Margaret Milner Richardson	32,176
Kurt L. Schmoke	40,842

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Fiscal Year 2019 Pay is Well Aligned with Performance, Reflecting Challenged Financial Performance in a Disrupted Industry Environment Despite Consistent Execution Against Key Drivers of Value Creation
See pages 33-52
●	The Compensation Committee concluded that Legg Mason’s financial performance declined from fiscal year 2018 amidst continued disruption in the asset management industry, although performance improved in the fourth quarter.
●	The Compensation Committee also recognized strong individual performance by executive management and consistent execution on Legg Mason’s corporate strategy to expand client choice.
●	Total CEO compensation down 14% from fiscal year 2018, with variable pay constituting over 94% of his total direct compensation of $9,000,000 for fiscal year 2019
●	CEO’s annual incentive award was paid 60% in equity and 40% in cash, as in prior year
●	Equity awards allocated equally among performance share units, which vest based on relative TSR and relative organic growth rate of long-term assets under management over a three year period, and restricted stock units

Metrics Link Pay to Strategic Goals and Performance
●	Absolute performance metrics included: net revenues, earnings per share and global distribution unit gross sales, net new long-term advisory fee revenue, adjusted EBITDA and operating margin, as adjusted
●	Relative performance metrics included: organic growth rate of long-term assets under management, net income growth and one year total stockholder return

Sound Compensation Practices
●	Pay practices aligned with stockholder interests, with significant variable component for named executive officer pay
●	Metrics reviewed annually for rigor and relevance, reflecting drivers meaningful for creating value for stockholders of an asset management company
●	Compensation Committee continually assesses performance relative to Legg Mason’s goals and competitors’ performance

Consistent Execution on Corporate Strategy Drives Diversification and Promotes Resiliency of our Business
●	Focus on expanding client choice continued to diversify our business and make us more resilient in a disrupted industry environment
●	Continued progress in expanding investment offerings in response to investor demand for choice with new next generation products, new vehicles, including ETFs, and commercialized alternative products
●	Launched a strategic restructuring to enhance efficiencies and promote future growth

Stockholders Demonstrate Support for Legg Mason Pay Practices and Outcomes
●	Ongoing stockholder outreach, initiated in 2014, provides insights on stockholders’ views and affirms support for Legg Mason’s pay practices among stockholders with whom we engaged.
●	At the 2018 Annual Meeting of Stockholders, holders of over 96% of shares voted gave approval to Legg Mason’s executive compensation in the annual advisory vote.

32	LEGG MASON 2019 Proxy Statement

Executive Compensation

Legg Mason’s Approach to Asset Management
Legg Mason is a global asset management firm that operates through nine independent investment management subsidiaries, which we refer to as our investment affiliates. Acting through our investment affiliates, we provide investment management and related products and services to institutional and individual clients, company-sponsored mutual funds and other investment vehicles. We offer these products and services directly and through various financial intermediaries.

Our corporate structure combines our nine investment affiliates, each with diverse perspectives and specialized expertise across asset classes and strategies, with a centralized global distribution and shared services platform. We deliver our investment capabilities through varied products and vehicles and via multiple points of access.

Legg Mason’s structure is both thoughtful and intentional. We help investors globally achieve better financial outcomes by expanding choice across investment strategies, vehicles and investor access through independent investment managers with diverse expertise in equity, fixed income, alternative and liquidity investments. This has led to our strong long-term performance across our products, with 84% of strategy assets under management (AUM) outperforming their target benchmarks over the last ten years. And our global distribution platform sells U.S. and international mutual funds and other commingled vehicles, retail separately managed account programs, and sub-advisory accounts for insurance companies and similar clients, effectively delivering our affiliates’ investment capabilities to our customers.

Consistent Execution of Corporate Strategy
We have consistently executed on our corporate strategy to expand client choice, positioning us for future growth. We have articulated and executed on a strategy to provide global investors with a more diversified set of choices of investment strategies, products, vehicles beyond traditional mutual funds and choices for access to those strategies, products and vehicles. In fiscal year 2019, across five investment affiliates, we launched 22 new products in the U.S., and 11 new products globally, continuing to diversify our product set by vehicle and investment type. Product launches included Collective Investment Trusts, Separately Managed Accounts (SMAs) and Exchange-Traded Funds (ETFs). Key milestones included achieving over $1 billion of ETF AUM, plus a number of “firsts” – Western Asset Management Company’s launch of its first active ETF through Legg Mason; the launch of our first international fixed maturity product under a client-led initiative; and the introduction of Australia’s first actively managed fixed income ETF.

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Executive Compensation

We have positioned ourselves well by diversifying our business, which makes us more resilient in the face of continued disruption in our industry. Legg Mason continues to launch products which we expect will compete for assets with passive strategies, and products other than traditional mutual funds. We offer a diverse set of alternative investment strategies, which generally do not have passive substitutes.

Our Strategic Progress

Focused Strategy

Our strategy is straightforward and focused: to provide global investors with a more diversified set of choices of investment strategies, products, vehicles and distribution channels.

To advance this strategy in fiscal year 2019, among other things, we completed a bolt-on transaction for Clarion Partners, providing a platform for expansion of Clarion’s business in Europe; made significant progress toward obtaining approval from the SEC to launch Precidian’s ActiveShares™ product; made a strategic investment in Quantifeed, a technology platform in Asia; and launched a strategic restructuring aimed at achieving greater efficiencies by managing costs, and creating opportunities for future growth by prioritizing our resources to those areas that enable us to better deliver differentiated investment strategies, vehicles and access for our clients.

Key Strategic Operating Priorities

Investment products	Investment performance	Distribution	Productivity

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Executive Compensation

Fiscal Year 2019 Performance Results
Performance for the year included (dollars in billions)1:

Operating Revenues	Assets Under Management (1)Excludes $16.0 B of assets reclassified as AUM effective April 1, 2017
Net Long-Term Asset Flows	Legg Mason Global Distribution Gross Sales
% of AUM Beating Benchmark

1	Please also see management’s discussion and analysis of financial condition and results of operations in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

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Executive Compensation

Relationship between Company Performance and Executive Compensation
Our performance assessment framework and executive compensation program are designed to link pay and performance.

Executive Compensation Program Design
The only fixed component of compensation is base salary, which ranges from 6-17% of total direct compensation for our named executive officers.

Annual performance drives the payment of annual incentive compensation, which is divided into a current cash payment, an award of restricted stock units that vest over a four year period, and an award of performance share units that vest at the end of a three year period. Long-term performance as reflected in relative total stockholder return plus relative organic growth rate of long-term AUM drives the ultimate payout of the performance share units.

Performance Assessment
The Compensation Committee of our Board of Directors (the “Committee”) uses a comprehensive process to continually assess performance, which includes frequent dialogue with management about financial performance relative to our goals and relative to the performance of competitors, and assessments of corporate and individual executive accomplishments.

The Committee, in consultation with its independent compensation consultant, considers our pay-for-performance alignment when making executive compensation decisions. This consideration includes reviewing the relationship of Legg Mason performance and executive pay levels as compared to that of competitors.

Engagement and Responsiveness to Stockholders
As described earlier in this proxy statement, Legg Mason regularly engages with key stockholders on governance and executive compensation issues. These conversations are in addition to investor conferences and outreach managed by our Investor Relations team and our engagement with stockholders after we file our proxy statements. In addition to outreach to our largest investors during proxy season, we contacted sixteen investors midway through the fiscal year, who held approximately 49% of our shares outstanding (as measured at September 30, 2018). Five of those investors, holding approximately 30% of our shares outstanding, responded to our outreach. Of the five firms, three investors let us know that they did not feel a conversation was necessary at the time. We discussed board composition, diversity and inclusion topics, and audit committee and compensation disclosure topics with two investors. We believe the low rate of participation in mid-year engagement was due, in part, to robust agendas and engagement in the recent past.

Over the years, our discussions with investors affirmed the support we have historically received on our stockholders’ advisory vote on named executive officer compensation, and none of our investors have advocated that we make significant changes to our compensation program. Nevertheless, based on feedback from stockholders, we continue to identify additional opportunities to strengthen our disclosure and further highlight our pay-for-performance framework.

In response to our stockholders’ suggestions over time, we have:

provided 3 years of financial performance results	emphasized the linkage between our compensation program and the corporate strategy adopted by the Board	provided more disclosure about the way the Compensation Committee makes decisions and thinks about metrics	offered greater insight into the way the Compensation Committee appropriately exercises discretion

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Executive Compensation

Executive Compensation Practices
Below we highlight certain executive compensation practices we employ to align executive compensation with stockholder interests. Also listed below are certain compensation practices we do not employ because we do not believe they would serve our stockholders’ long-term interests.

What We Do	What We Don’t Do
Pay for Performance. We tie annual pay to objective absolute and relative performance metrics with a focus on top line growth, bottom line growth and long term value, including our fiscal year 2019 global distribution unit gross sales, net long-term AUM flows, net revenues (total gross revenues less distribution expenses), earnings per share, adjusted EBITDA, global distribution unit earnings contribution, relative organic growth rate of long-term AUM, relative net income growth and relative one year total stockholder return. We tie performance share unit vesting and payout to relative total stockholder return and relative organic growth rate of long-term AUM over a three year period. A significant portion of our executives’ potential compensation, ranging from approximately 83-94% depending on the named executive officer, is not guaranteed but is tied to financial and stockholder performance. The Committee and its independent compensation consultant evaluate the alignment of pay and performance relative to our peer group, prior to the Committee making executive compensation determinations.
Linkage to Stockholder Performance. Linking executive compensation to stockholder performance is important, so relative total stockholder return is considered in determining annual incentive awards and performance share unit vesting and payouts. Relative organic growth rate of long-term AUM is a second metric we use for determining performance share unit vesting and payouts. Further, restricted stock units are annually awarded based on performance prior to the award, and the realized value of those awards to the executives is ultimately based on share price performance during the vesting period after the award is made.
Executive Stock Ownership Guidelines. Executives are expected to own shares of Legg Mason common stock with a value equal to at least two to eight times base salary, depending on position.
Equity Award Retention Policy. Executives are required to retain 50% of the net after-tax shares received from all equity awards until they have reached the ownership levels set out in the stock ownership guidelines.
Vesting Period on Equity Awards. Restricted stock units granted under the annual incentive plan (and stock option awards granted in prior years) have four year ratable vesting periods.
Clawback Policy. We can recover incentive compensation awarded to a named executive officer where the officer’s fraud or willful misconduct led to a material restatement of financial results or if the executive is terminated for cause.
Review Tally Sheets. We review tally sheets which provide a comprehensive view of an executive’s historical compensation and equity holdings for each of our executive officers prior to making annual executive compensation decisions.
Stockholder Engagement. We engage with our top stockholders outside of proxy season to gain insights about their views on helpful disclosures and executive compensation generally, and our practices and outcomes specifically, and to share information that we think might be of interest to stockholders about our compensation and governance practices and policies.
Prohibit Hedging or Pledging. We prohibit our executive officers or directors and their related accounts from engaging in pledging or transactions that have the effect of hedging the market value of Legg Mason securities without board approval.

No Repricings. Our stock incentive plans and NYSE Listing Standards prohibit us from repricing options without stockholder approval.
No Income Tax Gross-ups. We do not provide income tax gross-ups for personal benefits other than relocation and other broad-based benefits.
No Excise Tax Gross-ups. We do not provide excise tax gross-ups for change in control benefits.
No Established Program of Executive Perquisites. We have no established program of perquisites to provide personal benefits to our executive officers.

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Executive Compensation

Executive Compensation Program Objectives

Overall
Our named executive officer compensation programs are designed to attract, incent, retain and reward the management talent that we need to maintain and strengthen our position in the asset management business and to achieve our business objectives.

Variable Pay
A significant portion - approximately 83-94% depending on the named executive officer - of the total direct compensation delivered to our named executive officers is variable, which directly ties their pay to their individual performance and to the performance of our company.

Cash Bonus	Performance Share Units	Restricted Stock Units

Our Compensation Principles

Our compensation programs for named executive officers are guided by three basic principles:

Link compensation to performance. We believe that compensation levels should reflect performance-both the performance of Legg Mason and the performance of the recipient.	Align management’s interests with those of stockholders. We seek to implement programs that will encourage named executive officers to remain with us and to increase long-term stockholder value by providing competitive compensation and granting long-term equity incentive awards each year.	Maintain competitive compensation levels. We strive to offer programs and levels of compensation that are competitive with those offered by comparable companies in our industry in order to attract, retain and reward our named executive officers, but always framed in the context of performance.

Pay For Performance
Linking compensation to performance is a fundamental value underlying our named executive officer compensation practices. The annual incentives (including the value of annual equity awards) paid to each of our named executive officers vary with performance, including our annual financial results. In addition, a portion of those equity awards is paid in the form of performance share units. The performance share units vest, and the number of shares payable at vesting is determined, based on Legg Mason’s relative total stockholder return and relative organic growth rate of long-term AUM over the three year period after the awards are made.

The total fiscal year 2019 compensation paid to our Chief Executive Officer reflects our financial results, while recognizing the consistent execution of Legg Mason’s corporate strategy, and also reflects the comparison to the compensation amounts paid by and financial results of peer companies in the asset management industry. The fiscal year 2019 compensation paid to our CEO was down 14% as compared to fiscal year 2018 compensation. The Committee compared the fiscal year 2019 total compensation (salary plus incentive award) paid to our CEO to the total compensation paid to chief executive officers or heads of asset management businesses at the eleven asset management competitors which had publicly reported compensation data by the time the Committee made executive compensation determinations at the end of our fiscal year, out of the group of twelve other public company peers the Committee used for CEO compensation comparisons.

The Committee, in consultation with its independent compensation consultant, Semler Brossy Consulting Group, LLC, considers the relationship and alignment between executive compensation for our named executive officers and our corporate performance in reaching executive compensation decisions. This assessment involves consideration of the alignment of Legg Mason’s proposed executive compensation with its corporate performance as compared to that of competitor asset management companies. In addition, Semler Brossy conducts pay for performance analyses, at the request of the Committee, that are used as one input for executive compensation decisions.

38	LEGG MASON 2019 Proxy Statement

Executive Compensation

Determining Executive Compensation

The Compensation Committee’s Timeline
The Compensation Committee has a well-defined annual process, which includes a review every quarter of corporate and peers’ performance.

Q1 Fiscal Year 2019	►	Q1, Q2, Q3 and Q4 2019	►	Q1 Fiscal Year 2020
Establish Peer Group Establish Performance Metrics Establish Target Bonus Pool		Quarterly review of corporate performance		Make Award Decisions for Fiscal Year 2019

The Committee uses a compensation program to determine actual named executive officer compensation amounts. Under that program, a target bonus pool and participants in the pool are established early in the fiscal year, along with performance metrics and the qualitative strategic factors that the Committee will use in connection with making compensation decisions at the end of the year. In establishing the target bonus pool, the Committee typically starts with peer median pay for each executive position, and then adjusts that aggregate amount based on other factors such as prior year compensation and Semler Brossy’s expectations for industry compensation changes. For fiscal year 2019, the Committee established a fiscal year plan bonus pool for Legg Mason executive officers consistent with its practice in prior years. As is customary in the asset management industry, the Committee does not assign a weighting or scoring value to any performance metric or qualitative factor, and instead exercises its judgment in considering the metrics and factors to allow flexibility to consider market factors and other specific facts and circumstances that arise during the course of the fiscal year. The Committee finalizes determinations of executive compensation for a fiscal year end in the first quarter of the following fiscal year (although, in fiscal year 2018, the Committee acted at fiscal year end in response to the enactment of The Tax Cuts and Jobs Act (the “2017 Tax Act”), to preserve maximum deductibility of executive compensation for taxable year 2018).

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Executive Compensation

Factors in The Compensation Committee’s Decision Making Process
The Compensation Committee’s decision making process involves a rigorous assessment of the factors described below, which are not weighted formulaically but rather are considered together to result in fully informed decisions about our executives’ compensation.

Compensation Decision Factors

In the asset management industry, executive pay typically is not determined on the basis of formulas and weighted metrics, because the business is highly dependent on the performance of markets, over which our management team has no control. The dynamics of markets and other external factors that impact our business during the course of the year make initial weightings less relevant to what management should focus on during the year to deliver maximum stockholder value. Further, our business is based on investment performance. That performance must be viewed over a long period of time. Even though we do not use formulas or assign specific weights to metrics, the Compensation Committee uses a rigorous performance assessment framework to set the overall bonus pool and determine individual bonuses. The Committee uses a performance assessment framework along with comparison to median peer group pay as the basis for pay decisions for Legg Mason executives. The Committee uses market data and performance metrics to establish pools for incentive awards, and applies its judgment to make compensation decisions for the named executive officers after conducting an in-depth review of performance, evaluating peer group pay and prior years’ actual total direct compensation and assessing qualitative factors relating to strategic operating priorities, rather than relying solely on formulaic results to calculate annual incentive award payouts. The Committee evaluates the CEO’s recommendations for other executive officers’ pay, taking into account peer group data and the CEO’s views on actual performance against the company’s plan as well as his views on individual performance. The Committee believes this process is an effective way to assess the quality of the performance and leadership demonstrated by the CEO and the senior management team.

The Compensation Committee reviews a performance assessment scorecard detailing actual results versus plan for both absolute and relative metrics that are linked to our strategy. The set of metrics includes metrics that reflect the actions of our management team and employees, such as net revenues, but also metrics that are heavily influenced by factors outside the management team’s control but are heavily correlated to the returns experienced by our stockholders, such as one-year total stockholder return. The Committee also defines strategic goals, linked to our operating priorities, at the beginning of the year, and assesses accomplishments against those goals when making end of year compensation decisions. The Committee believes that evaluating performance against a combination of metrics and strategic goals most effectively drives the behavior for the long term results that we want our executive team to strive for and produce, as well as tightly links pay outcomes to performance.

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Elements of Compensation
We use a combination of components of compensation, measures and time horizons to foster and reward both short- and long-term performance.

The following chart summarizes the relevant performance measures and time frames used for our variable pay elements.

	○	Component and Incentive Time Horizon	Role	How It’s Set/Links to Performance
		Base Salary CEO: 6% of pay	●To provide a stable, reliable monthly income	●Reviewed periodically in light of performance factors, market practices and advice of the Committee’s independent consultant ●Set at levels that should comprise a low percentage of total compensation
○
	○	Annual Incentive Compensation	CEO’s incentive award was paid 60% in equity and 40% in cash, whereas incentive awards for other named executive officers were paid 50% in equity and 50% in cash.
		Cash CEO: 38% of pay	●To reward the achievement of annual financial and qualitative performance goals and individual performance
●Variable and primarily based on our corporate performance and the responsibilities, individual performance and contributions of the recipient for the fiscal year
●Key metrics for fiscal year 2019 include: global distribution unit gross sales, net long-term AUM flows, net revenues (total gross revenues less distribution expenses), earnings per share, global distribution unit earnings contribution, net new long-term advisory fee revenue, adjusted EBITDA, operating margin, as adjusted, relative organic growth rate of long-term AUM, relative net income growth, and relative one year total stockholder return*
●Links compensation to performance since award amounts are determined at fiscal year end based on year end results

		Restricted Stock Units CEO: 28% of pay	●To increase alignment with stockholders by providing significant stock ownership ●To retain executives through multi-year vesting
●Variable and primarily based on our corporate performance, measured by key metrics identified above, and the responsibilities, individual performance and contributions of the recipient during the fiscal year
●Aligns executive interests with those of stockholders as potential value of awards increases or decreases with stock price
●Awards typically vest over four year period

		Performance Share Units CEO: 28% of pay	●To reward achievement of longer-term financial goals relative to peers ●To retain executives through three year vesting period ●To align with the stockholder experience
●Payout range is 0-150% of target number of shares
●Payout based on two performance metrics (relative total stockholder return and relative organic growth rate of long-term AUM)
●Realized value attributable to three year performance achievement

○
	○	Other Compensation	●To allow executive officers to participate in other employee benefit plans ●To provide opportunity for deferring income taxes on a portion of annual income
●U.S.-based named executive officers may participate in all other Legg Mason compensation and benefit programs on the same terms as other employees, such as health and welfare benefit plans, Profit Sharing and 401(k) Plan and Employee Stock Purchase Plan
●U.S.-based named executive officers may elect to participate in non-qualified deferred compensation plans available to select employees based on responsibilities and compensation levels

○

*      Adjusted EBITDA and operating margin, as adjusted, are non-GAAP financial measures. Please see Annex A for a reconciliation of each of these measures to the respective most nearly comparable GAAP measure.

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The graphs below reflect the actual mix of compensation for fiscal year 2019.

Actual CEO Compensation Mix	Actual NEO Compensation Mix

Assessing Competitive Practice
Semler Brossy assists the Committee by reviewing comparative market data on compensation practices and programs based on an analysis of competitors. Because our March 31 fiscal year-end date is later than that of many competitors, we typically are able to review up-to-date information about market practices and compensation awards for the previously completed calendar year. The Committee and Semler Brossy use a group of relevant competitors to compare our compensation programs and practices with those of our competitors and the compensation levels of our named executive officers to the compensation levels of comparable officers of companies in the group. For our CEO, the Committee and Semler Brossy use a group of nine public company peers, and the asset management businesses within three other public companies, as the primary comparisons. The companies in the group are:

Affiliated Managers Group	AllianceBernstein	Bank of New York Mellon*	BlackRock
Eaton Vance	Federated Investors	Franklin Resources	Janus Henderson
Invesco	Morgan Stanley*	State Street Corp*	T. Rowe Price
*For this company, the compensation of the head of the asset management business, rather than the CEO of the company, was used for comparison.

Management also retains McLagan Partners, a compensation specialist affiliate of Aon Hewitt that focuses on the financial services industry, to provide compensation information about other asset management competitors including competitors that are not publicly traded, or are subsidiaries of larger institutions, that generally do not make compensation information about their executive officers publicly available. The Committee uses the analysis from McLagan to compare proposed executive compensation levels for the named executive officers other than the CEO with the compensation paid by a group of competitors. Peer compensation levels and performance are also reviewed when both establishing the target incentive pool and allocating incentive awards to individuals. The Committee reviews a group of competitors which includes companies that are not publicly traded because insufficient data is available from public company peers for our named executive officer positions other than the CEO. The additional competitor firms in the McLagan analysis are:

Allianz Global Investors Ameriprise Investment Management BrightSphere	DWS Fidelity Investments Goldman Sachs Asset Management	JPMorgan Asset Management MFS Investment Management	Morgan Stanley Inv. Management Natixis Global Asset Management	Nuveen Investments PIMCO

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Fiscal Year 2019 Compensation Decisions

Stockholder Advisory Vote and Engagement Feedback Support Compensation Decisions
The Committee made its fiscal year 2019 compensation decisions mindful of the results of the advisory vote of Legg Mason stockholders at the 2018 Annual Meeting of Stockholders, indicating over 96% of shares voted approving named executive officer compensation, and of the support generally expressed by our stockholders for our compensation practices in stockholder outreach conversations over the last several fiscal years.

Linking Metrics to Strategy and Operating Priorities
The Compensation Committee’s performance metrics for fiscal year 2019 align with strategic goals and drive management focus in the following areas:

●Financial results targeted in our multi-year plan
●Strategic initiatives to diversify our business and expand investor choice
●Legg Mason performance relative to peers

Determination of Fiscal Year 2019 Base Salaries
At the beginning of fiscal year 2019 when the Committee determined salaries, the Committee did not change the base salaries of any of the named executive officers.

Determination of Fiscal Year 2019 Bonus Pool
For fiscal year 2019, the Committee designated Legg Mason’s nine executive officers as participants in the bonus pool. Beginning in the first quarter of fiscal year 2019, the Committee considered the performance metrics and strategic qualitative factors to be used in connection with making compensation decisions for fiscal year 2019. The Committee considered whether the existing metrics adequately linked to corporate strategy and drove appropriate incentives and whether any other metrics would be appropriate to add. In prior years, the Committee has determined that measures should be added only if they provide new information and can be influenced by Legg Mason’s executive officers. They also considered the perspective of stockholders in assessing company performance. For fiscal year 2019 the Committee retained the metrics it had established for fiscal 2018, confirming its belief that, for an asset management company like Legg Mason, the metrics below are the most meaningful drivers of behavior that creates stockholder value.

●	net long-term AUM flows
●	net revenues (total gross revenues less distribution expenses)
●	global distribution unit gross sales
●	earnings per share
●	net new long-term advisory fee revenue(1)
●	Adjusted EBITDA(2)
●	operating margin, as adjusted(3)
●	global distribution unit earnings contribution(4)
●	relative organic growth rate of long-term AUM(5)
●	relative net income growth
●	relative one year total stockholder return(6)

(1)

We define “net new long-term advisory fee revenue” as annual advisory revenue earned on net flows (calculated by multiplying the amount of inflows and outflows by the applicable fee rate), and does not include the impact of markets.

(2)

We define “Adjusted EBITDA” as cash provided by (used in) operating activities plus (minus) interest expense, net of accretion and amortization of debt discounts and premiums, current income tax expense (benefit), the net change in assets and liabilities, net (income) loss attributable to noncontrolling interests, net gains (losses) on consolidated investment vehicles, net gains and earnings on investments, and other, which is principally comprised of acquisition and transition-related costs. The net change in assets and liabilities adjustment aligns with the GAAP basis Consolidated Statements of Cash Flows. Adjusted EBITDA is not reduced by equity-based compensation expense. Adjusted EBITDA is a non-GAAP liquidity measure. Please refer to Annex A for a reconciliation of Adjusted EBITDA to cash provided by operating activities.

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(3)

Operating margin, as adjusted refers to dividing (i) operating income, adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans, the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing arrangements, amortization related to intangible assets, income (loss) of CIVs, the impact of fair value adjustments of contingent consideration liabilities, if any, unusual and other non-core charges and impairment charges by (ii) our operating revenues, adjusted to add back net investment advisory fees eliminated upon consolidation of investment vehicles, less distribution and servicing expenses which we use as an approximate measure of revenues that are passed through to third parties, and less performance fees that are passed through as compensation expense or net income (loss) attributable to noncontrolling interest. Operating margin, as adjusted is a non-GAAP liquidity measure. Please refer to Annex A for a reconciliation of operating margin, as adjusted to operating revenues.

(4)

Global distribution unit earnings contribution refers to the profits attributed to Legg Mason’s centralized global distribution operations, which is calculated by adding net distribution revenues received and retained by the global distribution operations to the profits received by Legg Mason from the advisory fees received by its investment management affiliates for managing assets sourced by the global distribution operations and subtracting the costs of the global distribution operations other than closed-end fund launch costs.

(5)	Relative organic growth rate of long-term AUM is defined as trailing twelve month long-term asset net flows divided by beginning long-term assets under management.
(6)

For relative total stockholder return, the stock price changes plus dividends paid on Legg Mason common stock over the fiscal year are compared to data for a group that includes eight other asset management companies consisting of Franklin Resources, Inc., Eaton Vance Corp, T. Rowe Price Group, Inc., AllianceBernstein Holding LP, BlackRock, Inc., Affiliated Managers Group, Inc., Invesco Ltd. and Federated Investors Inc.

The Committee identified the qualitative factors related to Legg Mason’s strategic operating priorities for fiscal year 2019. These qualitative factors further support Legg Mason’s strategy of providing global investors with a diversified set of choices of investment strategies, products, vehicles and distribution channels while operating with a high level of effectiveness and efficiency:

Legg Mason’s Strategic Operating Priorities & FY2019 Specific Goals

Category	Strategic Operating Priorities	FY2019 Qualitative Factors
Products

Create an innovative portfolio of investment products and promote revenue growth by developing new products and leveraging the capabilities of our affiliates

Identify and execute strategic acquisitions to strengthen our affiliates and increase product offering

Continued expansion of the range of vehicles and strategies available to Legg Mason’s client base, focusing on ETFs, alternatives, separately managed accounts and multi-asset solutions; and completed a strategic investment plus a bolt-on acquisition and continued to evaluate other strategic opportunities for investment or bolt-ons.
Performance	Identify and implement opportunities to improve growth through collaboration with and across affiliates, and work with affiliates to improve efficiency across Legg Mason by combining efforts, outsourcing or working differently	Collaborative growth workstream with and across affiliates was active for most of the fiscal year; and launched a strategic restructuring to further enhance efficiencies and promote growth.
Distribution

Continue to maintain and enhance our top tier distribution function with the capability to offer solutions to relevant investment challenges and grow market share worldwide

Develop alternative and innovative distribution approaches for expanded client access

Continued to develop the Alternative Distribution Strategies platform; continued to evolve a growth plan to deepen coverage and improve sales force effectiveness; and continued to build and enhance relationships with affiliates and strengthened key distribution relationships with partners in the U.S. and internationally.
Productivity	Continue to develop and execute upon our diversity and inclusion (“D&I”) strategy; develop business unit strategies to support the future state of work; drive digital transformation and continue to develop the enterprise data management program	Developed a global D&I framework to create alignment, accountability and ability to sales efforts firm-wide; developed business unit strategies to support the future state of work; and progressed the enterprise data management program and digital transformation across all functions.

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After the end of fiscal year 2019, the Committee established the final bonus pool for the fiscal year. In establishing the final bonus pool, the Committee considered each of the performance metrics identified below. This set of metrics includes measures that reflect the actions of our management team and employees, as well as measures that are influenced by factors outside the management team’s control but heavily correlated to the returns experienced by our stockholders. While the incentive awards are not determined on the basis of formulas and weighted metrics, primarily due to the impact of market changes not within the control of management, the Committee takes a thorough approach to evaluating performance against these metrics, which are determined based on a rigorous process.

Metric*	FY2019 Target	FY2019 Actual	FY2018 Actual	Change from FY2018 Actual to FY2019 Target
Net long-term AUM flows	$33.7 billion	$(10.3) billion	$1.7 billion	$32 billion
Net revenues	2,663 million	2,416 million	2,543 million	120 million
Global distribution unit gross sales	86.7 billion	75.3 billion	81.9 billion	4.8 billion
Global distribution unit earnings contribution	393 million	339 million	350 million	43 million
Earnings per share	4.08	(0.38)	3.01	1.07
Net new long-term advisory fee revenue	108 million	(88) million	10 million	98 million
Adjusted EBITDA	746 million	622 million	637 million	109 million
Operating margin, as adjusted	25.3%	21.1%	24.6%	0.7%
*	Adjusted EBITDA and operating margin, as adjusted are non-GAAP financial measures. Please see Annex A for a reconciliation of each of these measures to the respective most nearly comparable GAAP measure.

The Committee considered the following relative performance metrics, among Legg Mason and eight other publicly traded asset management companies* that the Committee uses to assess compensation programs and amounts:

●	Legg Mason’s organic growth rate for the fiscal year to date at December 2018 was (-2.0)%, compared to the peer median of (-1.5)% and the peer average of (-2.2)% for that period.
●	Legg Mason’s net income growth of (-5.5)% (excluding certain nonrecurring items that would have resulted in a last place ranking) ranked sixth for the fiscal year to date at December 2018.
●	Legg Mason’s total stockholder return for the fiscal year of (-29.5)% ranked seventh for the fiscal year.

*

The eight companies are Affiliated Managers Group, Inc., AllianceBernstein Holding LP, BlackRock Inc., Eaton Vance Corp, Federated Investors Inc., Franklin Resources, Inc. Invesco Ltd. and T. Rowe Price Group, Inc.

The Committee also evaluated the following strategic qualitative factors:

Products	Launched 3 new SMA products and collaborated with multiple affiliates to adapt various strategies to SMA products; increased US ETF assets by 30% in the fiscal year and launched several new ETF products; expanded the multi-asset solutions business in new markets and channels; progressed SEC approval for ADR Plus and Active Shares™; and completed a bolt-on acquisition for Clarion Partners and a strategic investment in Quantifeed, a key technology platform in Asia, and pursued other potential investments and bolt-ons during the year.
Performance	Collaborated with and across affiliates to find and implement growth opportunities; expanded collaboration among affiliates to win new business; enhanced efficiencies by outsourcing certain procurements and developing a common financial platform; and launched strategic restructuring using Legg Mason corporate infrastructure to provide services to affiliates where needed or desired.
Distribution	Continued to develop Alternative Distribution in partnership with affiliates, Legg Mason’s mergers and acquisition team, and technology partners; implemented additional data analytics, client segmentation strategies and training tools to enhance sales efforts; and hosted summits and meetings with affiliates and with key global distribution partners to strengthen relationships and align priorities.
Productivity	Garnered public recognition for Legg Mason’s employment practices; initiated office space and technology access redesigns to support the future state of work; expanded use of automation tools in a continued drive toward digital transformation; and implemented data tool sets in multiple areas of the firm and established a “Data Steward” community of employees trained to facilitate the enterprise data management program.

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Executive Compensation

The Committee considered the information which showed Legg Mason’s fiscal year 2019 overall financial performance declined on an absolute basis. The Committee also considered the accomplishments that management achieved during the fiscal year in executing on Legg Mason’s strategic priorities. The Committee viewed fiscal year 2019 as a year of consistent execution on Legg Mason’s corporate strategy, evidenced by management’s accomplishments under the strategic qualitative factors, juxtaposed against a year over year decline in financial results on an absolute basis, evidenced by outcomes under the performance metrics. The Committee compared Legg Mason executive compensation for recent fiscal years to available peer compensation data. The Committee was pleased with our CEO’s leadership and management’s work and achievements on strategic priorities. This assessment, together with comparisons to peer group median compensation and the levels of compensation for recent prior fiscal years, drove the Committee’s conclusion to reduce executive compensation for our CEO and all of the other named executive officers. Consistent with the explanation of the Committee’s process as depicted in this Compensation Discussion and Analysis, the Committee used its business judgment, based on these facts and conclusions, to establish executive compensation awards. The Committee concluded that the award decisions were supported by Legg Mason’s financial performance and resulted in appropriate compensation of Legg Mason’s executive officers relative to compensation paid by peers. See “Executive Compensation – Potential Payments on Termination or a Change of Control or Retirement” for a discussion of arrangements implemented after the end of fiscal year 2019 in connection with an executive team restructuring announced in May 2019.

Determination of Fiscal Year 2019 Total Direct Compensation
The following table shows the named executive officer base salary and incentive compensation for fiscal year 2019 that was awarded or approved by the Committee. The Committee establishes and awards incentive compensation for a fiscal year at or after the end of the fiscal year in order to reflect the full year’s performance in the award decisions. Thus, this table differs from the Summary Compensation Table primarily because it reflects for fiscal year 2019 the value of equity awards that were awarded in May 2019 and are part of fiscal year 2019 incentive compensation, while the Summary Compensation Table includes in fiscal year 2019 the value of equity awards made in May 2018 that are part of fiscal year 2018 incentive compensation.

Name	Base Salary	Cash Incentive Payment	Restricted Stock Unit Award	Performance Share Unit Award(1)	Total Incentive Award(2)	Total Compensation
Joseph A. Sullivan	$500,000	$3,400,000	$2,550,000	$2,550,000	$8,500,000	$9,000,000
Peter H. Nachtwey	350,000	1,512,500	756,250	756,250	3,025,000	3,375,000
Frances L. Cashman	350,000	837,500	418,750	418,750	1,675,000	2,025,000
Thomas K. Hoops	350,000	1,195,000	597,500	597,500	2,390,000	2,740,000
Thomas C. Merchant	350,000	857,500	428,750	428,750	1,715,000	2,065,000
(1)	The number of shares to be distributed to Messrs. Sullivan, Nachtwey, Hoops, Merchant and Ms. Cashman 17,917, 5,314, 4,198, 3,013 and 2,942, respectively, at threshold, 71,669, 21,255, 16,793, 12,050 and 11,769, respectively, at target and 107,504, 31,883, 25,190, 18,075 and 17,654, respectively, if the maximum amount is earned. No assurance can be given of the number of shares, if any, that will be earned and distributed at the end of the performance period for the performance share units. See “Compensation Discussion & Analysis–Performance Share Unit Awards.”
(2)	Total incentive award is the sum of cash incentive payment, restricted stock unit award and performance share unit award.

Determination of Fiscal Year 2019 Incentive Awards for Executives
After the end of fiscal year 2019, the Committee allocated a portion of the final bonus pool under the executive compensation program to each of the named executive officers as incentive compensation. For fiscal year 2019, all equity awards are split equally among restricted stock units and performance share units. In approving these incentive awards (and determining the split between cash and equity) the Committee reviewed Mr. Sullivan’s performance as CEO, giving consideration to his responsibilities, contributions and achievements during the fiscal year as well as market practices. In addition, with Mr. Sullivan present, the Committee considered the following with respect to the other named executive officers:

●	Their individual responsibilities and achievements during the fiscal year
●	Market practices
●	Mr. Sullivan’s views as to the individual performance and contributions by the named executive officer during the fiscal year
●	Mr. Sullivan’s views of the initiative, business judgment and management skills of the named executive officer

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Executive Compensation

The Committee approved incentive awards are summarized in the table below:

Name	Total Incentive Award	% Paid in Cash	% Paid in Restricted Stock Units	% Paid in Performance Share Units
Joseph A. Sullivan	$8,500,000	40%	30%	30%
Peter H. Nachtwey	3,025,000	50%	25%	25%
Frances L. Cashman	1,675,000	50%	25%	25%
Thomas K. Hoops	2,390,000	50%	25%	25%
Thomas C. Merchant	1,715,000	50%	25%	25%

Approach to Long-Term Incentive Awards
The portion of the incentive award allocated to long-term equity awards is delivered via a mix of restricted stock units and performance share units. This mix of awards provides recipients with a combination of incentive opportunities, all of which align our executives with stockholders, and each vehicle has its own risk-reward profile and provides a unique benefit. The Committee believes that this mix will serve our stockholders going forward. When delivering equity in each of its forms, the Committee considers the following characteristics of each vehicle:

●	Restricted Stock Units – value increases/decreases with ordinary share price performance, and provides a strong retention incentive
●	Performance Share Units – provide value based on Legg Mason’s relative TSR performance and relative organic growth of long-term AUM over a three year period, balancing financial performance and share price, and strongly linking the ultimate number of shares that vest with long-term value creation.

Performance Share Unit Awards
The Committee believes that it is important to structure a portion of executive compensation based on performance over periods that are longer than one year. In accordance with this view, in May 2019, the Committee awarded performance share units to each named executive officer as part of the fiscal year 2019 incentive award. The performance share units vest, and the number of shares payable at vesting is determined, based on Legg Mason’s relative total stockholder return and relative organic growth rate of long-term AUM over the three year period beginning on the first day of the fiscal year in which the awards are made. Thus, the target amount of the performance share unit awards was determined based on annual performance over fiscal year 2019, but the ultimate vesting and payout amounts of the units will be determined based on relative total stockholder return and relative organic growth rate of long-term AUM over a subsequent three year period. The terms of the performance share unit awards are summarized below.

The performance share unit award for each named executive officer was converted into a target number of shares by dividing the dollar value of the award by the per share value of each performance share unit, determined based on the average of the high and low trading prices of our common stock on the NYSE on May 15, 2019, the date of grant. Performance share units awarded for fiscal year 2019 will be earned and vested at the end of a three year period based on Legg Mason’s relative total stockholder return and relative organic growth rate of long-term AUM ranked against a group of 15 other firms.

The peer group for the performance share unit program is different from the peer group reviewed by the Committee to compare Legg Mason’s compensation programs and practices with those of our competitors and the compensation levels of our named executive officers to the compensation levels of comparable officers of companies in the group. The Committee established a peer group for this program comprised only of publicly traded asset management companies in order to have relevant performance comparisons, and included a large enough number of firms to avoid having exaggerated payout outcomes that might result from movement within the ranking of too small of a group. The performance share unit program peer group includes Affiliated Managers Group, Inc., AllianceBernstein Holding LP, Ameriprise Financial Inc., Bank of New York Mellon Corp, BlackRock Inc., Eaton Vance Corp, Federated Investors Inc., Franklin Resources, Inc., GAMCO Investors Inc., Invesco Ltd., Janus Henderson Group, Inc., Northern Trust Corp, State Street Corp, T. Rowe Price Group, Inc. and Waddell & Reed Financial Inc.

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Executive Compensation

A matrix of the potential payouts, ranging from 0 – 150%, appears below. Payouts above 100% are earned if Legg Mason performs in the third quintile in at least one of the metrics and above the third quintile in the other metric. No payout is earned below a 20th percentile ranking for both metrics, and the maximum payout requires top quintile performance in both metrics.

Determination of Individual Named Executive Officers’ Total Direct Compensation for Fiscal Year 2019

Joseph A. Sullivan	Chief Executive Officer

Mr. Sullivan’s total direct compensation for fiscal year 2019 included (i) a $8,500,000 incentive award ($2,550,000 of which was paid in the form of performance share units, described above, that vest based on three year relative total stockholder return and relative organic growth rate of long-term AUM) and (ii) a $500,000 salary. Sixty percent of Mr. Sullivan’s incentive compensation is in the form of equity, compared to 50% for our other named executive officers, emphasizing the Chief Executive Officer’s greater accountability for longer term results. Mr. Sullivan’s fiscal year 2019 compensation (salary plus incentive award) is down 14% from his fiscal year 2018 compensation. The Committee determined that this result was appropriate in light of Legg Mason’s financial performance as discussed above and a comparison of Mr. Sullivan’s compensation to that of Chief Executive Officers of other competitor firms, as well his pay history in recent fiscal years.

In addition to the actions highlighted below, Mr. Sullivan’s accomplishments during the year included:

●	leading the company’s growth and efficiency initiatives,
●	focusing on the company’s response to disruption in the asset management industry, and
●	driving sound capital allocation decisions.

Consistent Execution Against Four Key Drivers of Value Creation
In fiscal year 2019, our management team, with Mr. Sullivan’s leadership, fulfilled the strategic priorities established by the Board, focusing Legg Mason on value creation. Those accomplishments included:

Leveraging centralized retail distribution to grow
Developing the potential of our investments and M&A agenda to provide investors with greater choice
More effectively managing costs to improve profitability
Prudently managing Legg Mason’s balance sheet while thoughtfully returning capital to stockholders

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Peter H. Nachtwey	Chief Financial Officer

Mr. Nachtwey’s total direct compensation for fiscal year 2019 included (i) a $3,025,000 incentive award ($756,000 of which was paid in the form of performance share units, described above, that vest based on three year relative total stockholder return and relative organic growth rate of long-term AUM) and (ii) a $350,000 salary. Mr. Nachtwey’s fiscal year 2019 compensation (salary plus incentive award) is down 6.9% from his fiscal year 2018 compensation. The Committee determined that this result was appropriate in light of Legg Mason’s financial performance and a comparison of Mr. Nachtwey’s compensation to that of comparable executives at publicly traded competitor companies, as well as Mr. Nachtwey’s excellent personal performance during the fiscal year. Mr. Nachtwey’s personal performance in the fiscal year included the following achievements: led cost savings initiatives, procurement platform efficiencies and progress on developing a common financial platform; and led seed capital initiatives that supported affiliate product launches.

Frances L. Cashman	Global Head of Communications & Engagement

Ms. Cashman’s total direct compensation for fiscal year 2019 included (i) a $1,675,000 incentive award ($419,000 of which was paid in the form of performance share units, as described above, that vest based on three year relative total stockholder return and relative organic growth rate of long-term AUM) and (ii) a $350,000 salary. The Committee determined that this result was appropriate in light of Legg Mason’s financial performance as well as Ms. Cashman’s excellent personal performance during the fiscal year. Ms. Cashman’s personal performance in fiscal year 2019 included the following achievements: launched first Global Brand Awareness campaign, “Thinking Independently, Together”, including the US, Europe, Asia and Australia, highlighting all affiliates to raise brand awareness and increase engagement; launched regional, highly integrated multi-affiliate campaigns globally; developed and trained a more data-driven Global Marketing and Communications organization; and elevated the client digital experience.

Thomas K. Hoops	Head of Business Development

Mr. Hoops’ total direct compensation for fiscal year 2019 included (i) a $2,390,000 incentive award ($598,000 of which was paid in the form of performance share units, as described above, that vest based on three year relative total stockholder return and relative organic growth rate of long-term AUM) and (ii) a $350,000 salary. Mr. Hoops’ fiscal year 2019 compensation (salary plus incentive award) is down 9.8% from his fiscal year 2018 compensation. The Committee determined that this result was appropriate in light of Legg Mason’s financial performance as well as Mr. Hoops’ excellent personal performance during the fiscal year. The Committee noted that Mr. Hoops’ role has no directly comparable position at peer companies. Mr. Hoops’ personal performance in fiscal year 2019 included the following achievements: Advanced SEC approval for ActiveShares™ and engaged with Precidian on commercialization and operational plans for growth; closed acquisition of Gramercy Capital, a bolt-on for Clarion Partners that extends Clarion’s industrials franchise into the UK and Europe; expanded size and breadth of the SMA business and expanding the number of affiliates accessing the platform and adding distributors; augmented ETF launches; and closed strategic investment in Quantifeed, a leading Asian technology-enabled, goals-based platform.

Thomas C. Merchant	General Counsel

Mr. Merchant’s total direct compensation for fiscal year 2019 included (i) a $1,715,000 incentive award ($429,000 of which was paid in the form of performance share units, as described above, that vest based on three year relative total stockholder return and relative organic growth rate of long-term AUM) and (ii) a $350,000 salary. Mr. Merchant’s fiscal year 2019 compensation (salary plus incentive award) represents a 6.5% decrease from his fiscal year 2018 compensation. The Committee determined that this decrease was appropriate in light of Legg Mason’s financial performance and a comparison of Mr. Merchant’s compensation to that of comparable executives at competitor companies, as well as Mr. Merchant’s excellent personal performance during the fiscal year. Mr. Merchant’s personal performance in fiscal year 2019 included the following achievements: Successfully addressed new regulatory changes, including leading efforts to establish processes to comply with GDPR and other similar privacy rules and to substantially complete preparations for Brexit; provided all required legal support to acquisitions pursued during the year and to all considered transactions with affiliate management teams; and guided the company through the legal requirements and issues around the strategic restructuring initiative and related topics.

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Executive Compensation

Compensation Governance, Process and Incentive Decisions

Role of Compensation Committee and Non-Employee Directors
The Committee is responsible for overseeing and implementing our named executive officer compensation programs. The Committee’s role includes:

●	Determining the corporate goals and objectives relevant to the compensation of our CEO, including incentive compensation, and evaluating the CEO’s performance relative to those goals,
●	Determining the compensation of our CEO, including incentive compensation,
●	Establishing and approving compensation plans for named executive officers based on the recommendations of the CEO and the Committee’s compensation consultant,
●	Annually reviewing and, where appropriate, adjusting the base salaries of our named executive officers,
●	Approving the incentive compensation of named executive officers and awards under our incentive plans and programs, and
●	Overseeing the risks arising from our executive officer compensation policies and practices.

Our independent directors must approve the Committee’s determinations in order to set CEO compensation.

In implementing its role in the compensation program, the Committee uses information from a number of sources. The information utilized by the Committee includes advice from its compensation consultant, data regarding the compensation practices of asset management competitors that is discussed in more detail above and tally sheets showing prior compensation awards to, and outstanding equity holdings of, named executive officers.

Role of Management
Our management, under the leadership of our CEO, plays an important role in establishing and maintaining our named executive officer compensation programs. Management’s role includes recommending plans and programs to the Committee, implementing the Committee’s decisions regarding the plans and programs and assisting and administering plans in support of the Committee. Our CEO also provides information on the individual performance of the other named executive officers and makes annual recommendations to the Committee on compensation levels for all other named executive officers. Our CEO also has delegated authority from the Committee to issue certain equity awards under the Legg Mason, Inc. 2017 Equity Incentive Plan, as amended, subject to terms and limitations established by the Committee, as permitted under that plan.

Role of Committee’s Compensation Consultant
The Committee’s charter gives it the authority to retain and approve fees and other terms of engagement for compensation consultants and other advisors to assist it in performing its duties. For fiscal year 2019, the Committee retained Semler Brossy as its independent compensation consultant. Semler Brossy reports directly to the Committee, and the Committee annually reviews the performance of Semler Brossy.

The Committee considered the independence of Semler Brossy in light of SEC rules and NYSE Listing Standards and determined that Semler Brossy is independent under those rules and standards. The Committee also assessed any potential conflicts of interest arising out of the consultant’s work on behalf of the Committee. The Committee discussed all relevant factors, including those cited in SEC rules, and concluded that the work of the consultant did not raise any conflict of interest.

The Committee has instructed Semler Brossy to provide advice and guidance on compensation proposals, including proposed compensation amounts, the design of incentive plans, the setting of performance goals and the design of other forms of compensation and benefits programs, as well as relevant information about market practices and trends. Typically, Semler Brossy attends Committee meetings, reviews existing compensation programs to ensure consistency with our compensation philosophy and current market practices and reviews the comparative information derived from the peer group and published survey data that the Committee uses when setting compensation.

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Other Compensation Policies and Practices

Tax Deductibility of Annual Compensation
Until the enactment of the 2017 Tax Act, Section 162(m) of the Internal Revenue Code limited tax deductions for certain annual compensation in excess of $1,000,000 paid to certain individuals named in the summary compensation tables of public company proxy statements. Prior to the effectiveness of the 2017 Tax Act, it had been the Committee’s practice to pursue compensation programs that were designed to be fully deductible, while retaining the discretion to grant incentive awards to named executive officers that were not fully deductible under Section 162(m) in order to balance the effectiveness of executive compensation plans with the materiality of reduced tax deductions. In making these decisions, the Committee was aware of the effect of accumulated tax losses and the amortization of goodwill for tax purposes on Legg Mason’s U.S. federal tax payment obligations. With the changes implemented under the 2017 Tax Act, effective for Legg Mason as of April 1, 2018, any compensation (including performance-based compensation) in excess of $1 million that is paid for fiscal year 2019 to a covered employee will be non-deductible. However, compensation provided pursuant to a written binding contract in effect as of November 2, 2017, which is not thereafter modified in any material respect, can be grandfathered under the 2017 Tax Act and continue to be deductible (assuming compliance with other relevant requirements of Code Section 162(m) as in effect prior to the effective date of the 2017 Tax Act). The Committee has considered guidance as and when it became available regarding the continued deductibility of compensation awarded under arrangements prior to November 2, 2017 but paid after April 1, 2018. None of the determinations that the Compensation Committee made in fiscal year 2019 were intended to modify or otherwise affect in any material respect any remuneration provided pursuant to a written binding contract in effect as of November 2, 2017. In light of the modifications to Section 162(m) under the 2017 Tax Act, we did not formally terminate the Executive Incentive Compensation Plan, but our executive officers did not participate in that plan in fiscal 2019.

Equity Grant Practices
We do not have any program, plan or practice to time equity awards to our employees in coordination with the release of material non-public information. We do not grant equity awards based on our stock price. If we are in possession of material non-public information, either favorable or unfavorable, when equity awards are made, the Committee will not take the information into consideration in determining award amounts. The Committee customarily authorizes annual equity awards to named executive officers at its regularly-scheduled meeting in April. Our practice is to determine the exercise price or fair market value for annual named executive officer equity awards on the day that incentive awards are paid in May.

Compensation Clawback Policy
If the Committee determines that it is appropriate, Legg Mason may recover from a named executive officer the amount of previously paid incentive compensation (including both cash bonuses and equity awards) that the Board of Directors determines to be appropriate in two circumstances:

●	If a participant’s acts or omissions are a significant contributing factor to a requirement that Legg Mason restate its reported financial results due to a material error, or
●	If the participant’s employment is terminated for “cause” such as instances of gross negligence, willful misconduct or willful malfeasance that materially adversely impact the company’s reputation or business; willful violations of law that materially adversely affect the company’s reputation or business or the ability of the officer to be associated with an investment adviser; or theft, embezzlement or fraud.

This clawback provision is intended to mitigate risk and provide enhanced safeguards against certain types of employee misconduct, and allows for recovery of significant compensation paid to an employee who engages in such misconduct.

Stock Ownership Guidelines
Our Board of Directors has adopted stock ownership guidelines for directors and executive officers as shown in the table below. Directors and executive officers are permitted a five year grace period to reach the applicable ownership level established under the guidelines. Our equity award retention policy requires that executives retain 50% of the net after-tax shares received from all equity awards until they have reached the ownership level in the ownership guidelines. From time to time, our executive officers may implement a 10b5-1 plan for individual financial planning purposes.

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Executive Compensation

Executive officers are expected to own shares of common stock, including restricted stock, restricted stock units and shares of phantom stock as shown below. As of June 1, 2019, all executive officers were in compliance with the guidelines.

Title	Guideline Shares
Directors	Required to own shares with value at least equal to 5x annual cash retainer
Chief Executive Officer	Required to own shares with value at least equal to 8x base salary
Senior Executive Vice Presidents	Required to own shares with value at least equal to 5x base salary
Other Executive Officers	Required to own shares with value at least equal to 2x base salary

Hedging and Pledging Policies
Our Board of Directors has adopted a policy regarding acquisitions and dispositions of Legg Mason securities that, among other things and subject to certain exceptions, prohibits directors or executive officers from trading in listed and over the counter options and derivatives that relate specifically to securities issued by Legg Mason. Over time, our Board has strengthened our policies relating to hedging and pledging involving Legg Mason securities, to prohibit executive officers and directors, and their related accounts, from pledging Legg Mason securities or engaging in any transactions that effectively hedge the value of Legg Mason securities. The Board has, however, authorized Trian, an institutional investment manager, and funds managed by Trian (collectively, “Trian Funds”), affiliated with our directors, Messrs. Peltz and Garden, to hold shares of Legg Mason common stock along with other investment securities owned by such Trian Funds in commingled margin accounts with a prime broker, which prime broker may extend margin credit to such Trian Funds from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. None of the aforementioned shares are held directly by Mr. Peltz or Mr. Garden.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the year ended March 31, 2019.

COMPENSATION COMMITTEE John V. Murphy, Chair Alison A. Quirk W. Allen Reed Margaret Milner Richardson Kurt L. Schmoke

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Summary Compensation Table

The following table summarizes the total compensation during the fiscal year ended March 31, 2019 of our Chief Executive Officer, our Chief Financial Officer and each of our three other most highly compensated executive officers during the fiscal year. The information in this table differs from the information in the table above under “Compensation Discussion and Analysis—Determination of Fiscal Year 2019 Total Direct Compensation” primarily in that this table, as required by SEC rules, includes in fiscal year 2019 the value of equity awards made in May 2018 (during fiscal year 2019) that are actually part of fiscal year 2018 incentive compensation, rather than the value of equity awards made in May 2019 (during fiscal year 2020) that are actually part of fiscal year 2019 incentive compensation.

Name and Principal Position	Fiscal Year	Salary ($)	Cash Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph A. Sullivan Chief Executive Officer	2019	$500,000	$3,400,000	$5,732,643	$–	$319,627	$9,952,270
	2018	500,000	4,000,000	3,320,000	1,660,000	194,250	9,674,250
	2017	500,000	3,320,000	3,320,000	1,660,000	131,417	8,931,417
Peter H. Nachtwey Chief Financial Officer	2019	350,000	1,512,500	1,552,581	–	85,364	3,500,445
	2018	350,000	1,625,000	953,000	476,000	61,186	3,465,186
	2017	350,000	1,429,000	953,000	476,000	49,749	3,257,749
Frances L. Cashman(6) Executive Vice President	2019	350,000	837,500	879,015	–	65,589	2,132,104

Thomas K. Hoops(7) Executive Vice President	2019	350,000	1,195,000	1,265,965	–	57,458	2,868,423
	2018	350,000	1,325,000	780,000	390,000	44,618	2,889,618
	2017	350,000	1,170,000	780,000	390,000	52,134	2,742,134
Thomas C. Merchant(7) General Counsel	2019	350,000	857,500	876,624	–	52,621	2,136,745
	2018	350,000	917,500	500,000	250,000	36,527	2,054,027
	2017	350,000	750,000	447,000	223,000	29,890	1,799,890
(1)	Represents incentive awards in fiscal years 2017, 2018 and 2019. See “Compensation Discussion and Analysis—Determination of Fiscal Year 2019 Total Direct Compensation” for discussion regarding the fiscal year 2019 incentive awards.
(2)	Does not include $5,100,000, $1,512,500, $1,195,000, $857,500, and $837,500 awarded as incentive compensation for fiscal year 2019 and paid in the form of equity awards (restricted stock units and performance share units) to Messrs. Sullivan, Nachtwey, Hoops and Merchant, and Ms. Cashman respectively, on May 15, 2019.
(3)	Represents the aggregate fair value of restricted stock unit awards and performance share unit awards made during each fiscal year, as calculated in accordance with accounting guidance applicable for the type of award. For restricted stock unit awards, Legg Mason’s stock price is calculated as the average of the high and low trading prices of our common stock on the NYSE on the grant date. Performance share unit awards reported for 2017 and 2018 are valued for purposes of this table using a Monte Carlo simulation pricing model. Performance share unit awards reported for 2019 are valued for purposes of this table based on a multiple fair value Monte Carlo pricing model. The amount reported for performance share units in the table represents the grant date fair value as calculated in accordance with accounting guidance. The potential value of the May 15, 2018 performance share unit awards to be distributed to Messrs. Sullivan, Nachtwey, Hoops and Merchant and Ms. Cashman is $4,500,000, $1,218,750, $993,750, $688,125, and $690,000, respectively, if the maximum amount is earned. The potential value of the May 15, 2017 performance share unit awards to be distributed to Messrs. Sullivan, Nachtwey, Hoops and Merchant is $2,490,000, $714,000, $585,000, and $375,000, respectively, if the maximum amount is earned. The potential value of the May 13, 2016 performance share unit awards to be distributed to Messrs. Sullivan, Nachtwey, Hoops and Merchant is $2,490,000, $714,000, $585,000, and $334,500, respectively, if the maximum amount is earned. No assurance can be given of the number of shares, if any, that will be earned and distributed at the end of a performance period for any performance share units. See “Compensation Discussion and Analysis—Performance Share Unit Awards.” See the “Stock-Based Compensation” footnote to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year in which the award was made for a discussion of the assumptions used in estimating the value of each award. Amounts reported may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Legg Mason’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment.

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(4)	Represents the aggregate grant date fair value, as calculated in accordance with accounting guidance, of stock options granted during each fiscal year. Stock option awards are valued for purposes of this table using the Black-Scholes option pricing model. See the “Stock-Based Compensation” footnote to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year in which the award was made for a discussion of the assumptions used in estimating the value of each award. Amounts reported may not represent the amounts that the named executive officers will actually realize from the awards. Whether, and to what extent, a named executive officer realizes value will depend on Legg Mason’s actual operating performance, stock price fluctuations and the named executive officer’s continued employment.
(5)	Includes for all named executive officers, Basic Life and Accidental Death and Dismemberment insurance premiums paid by Legg Mason. Includes for all named executive officers, dividends paid on unvested restricted stock units and, for executives who elected to defer receipt of shares after vesting, dividends paid on vested deferred restricted stock units, with $299,635, $68,222, $40,316, $35,445, and $48,348 paid for Messrs. Sullivan, Nachtwey, Hoops and Merchant, and Ms. Cashman, respectively. Includes contributions made by Legg Mason pursuant to our Profit Sharing and 401(k) Plan and Trust, with $16,000, $16,656, $16,656, $16,591, and $16,656 contributed for Messrs. Sullivan, Nachtwey, Hoops and Merchant, and Ms. Cashman, respectively. Includes discount amounts credited under our Deferred Compensation/Phantom Stock Plan for Messrs. Sullivan and Merchant, and Ms. Cashman, and matching contributions under the Employee Stock Purchase Plan for Mr. Sullivan.
(6)	Ms. Cashman became an executive officer after the end of fiscal year 2017, in May 2017, and was not a named executive officer until fiscal year 2019.
(7)	Includes cash compensation voluntarily deferred under the Deferred Compensation Fund Plan as follows: Messrs. Sullivan and Hoops deferred $400,000 and $331,250, respectively, from their May 15, 2018 bonus and Mr. Merchant deferred a total of $128,209 from his salary and May 15, 2018 bonus.

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Executive Compensation

Grants of Plan-Based Awards

The following table provides information concerning each plan-based award granted during the fiscal year ended March 31, 2019 to our named executive officers.

Name	Grant Date(1)	Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards Threshold (#)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Close Price	Grant Date Fair Value of Stock Awards(4)
Joseph A. Sullivan	05/15/2018	03/31/2018				76,609	39.16	3,000,000	(5)
	05/15/2018	03/31/2018	19,152	76,609	114,914		39.16	2,732,643	(6)
Peter H. Nachtwey	05/15/2018	03/31/2018				20,748	39.16	812,500	(5)
	05/15/2018	03/31/2018	5,187	20,748	31,122		39.16	740,081	(6)
Frances L. Cashman	05/15/2018	03/31/2018				11,747	39.16	460,000	(5)
	05/15/2018	03/31/2018	2,937	11,747	17,621		39.16	419,015	(6)
Thomas K. Hoops	05/15/2018	03/31/2018				16,918	39.16	662,500	(5)
	05/15/2018	03/31/2018	4,230	16,918	25,377		39.16	603,465	(6)
Thomas C. Merchant	05/15/2018	03/31/2018				11,715	39.16	458,750	(5)
	05/15/2018	03/31/2018	2,929	11,715	17,573		39.16	417,874	(6)
(1)	Awards granted on May 15, 2018 reflect performance for fiscal year 2018. For a discussion of awards for performance in fiscal year 2019, see “Compensation Discussion and Analysis” above.
(2)	Performance share units were awarded on May 15, 2018 pursuant to our 2017 Equity Incentive Plan. Performance share units may be earned and vested at the end of a three year performance period based on Legg Mason’s organic growth rate and relative total stockholder return ranked against a peer group which, as of March 31, 2019, includes 15 other firms. The potential payout ranges from 0 - 150%. The three year period began on April 1, 2018 and will end on March 31, 2021. See “Compensation Discussion and Analysis –Performance Share Unit Awards.”
(3)	Restricted stock units were awarded on May 15, 2018 pursuant to our 2017 Equity Incentive Plan. The restricted stock units vest in 25% increments over four years on April 30, 2019, April 30, 2020, April 30, 2021 and April 30, 2022. Dividends are paid on shares of restricted stock units at the same time, and in the same amounts, as dividends are paid on other outstanding shares of our common stock. Executive officers were permitted to elect to defer receipt of shares after vesting. Messrs. Sullivan and Merchant made a deferral election with respect to the May 2018 award. Any deferral had to have been made in five year increments from the applicable vesting date (and only one designated deferral date could be elected for any award of restricted stock units). A designated deferral date will cease to be effective and any deferred restricted stock units will be distributed as permitted under applicable tax law upon (i) a separation from service, including a separation from service due to death or disability, or (ii) a change of control as defined in the award agreement for the restricted stock units. See “Potential Payments on Termination or a Change of Control,” below.
(4)	The grant date fair value is the total amount that we will recognize as an expense over the award’s vesting period under applicable accounting requirements.
(5)	The restricted stock units grant date fair value was calculated by multiplying the number of restricted stock units granted by the average of the high and low trading prices of our common stock on the NYSE on the grant date.
(6)	The performance share units grant date fair value was estimated based on a multiple fair value Monte Carlo pricing model, and calculated at $35.67. The following assumptions were made for purposes of the May 15, 2018 calculation:

Expected Dividend Yield	3.49%
Expected (average in 2018) Stock Price Volatility	26.14%
Risk Free Interest Rate	2.71%

The actual value realized, if any, will be dependent on overall market conditions, our future performance and the future prices of our common stock. There can be no assurances that the actual value realized will approximate the amount calculated under the valuation model.

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Outstanding Equity Awards at March 31, 2019

The following table provides information as of March 31, 2019 about the outstanding equity awards held by our named executive officers.

			Option Awards(1)(2)				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Joseph A. Sullivan	05/16/2011		27,418	–	33.99	05/17/2019
	05/16/2012		34,847	–	23.72	05/17/2020
	05/02/2013	(5)	500,000	–	31.46	05/02/2023
	05/16/2013		44,518	–	35.16	05/16/2021
	05/16/2014		149,626	–	47.64	05/16/2022
	05/15/2015		140,249	46,750	54.51	05/15/2023
	05/13/2016		105,867	105,868	31.24	05/13/2024
	05/15/2017		49,820	149,460	37.64	05/15/2025
	05/13/2016								85,744	2,346,813
	05/15/2017								13,208	361,503
	05/15/2018								19,152	524,190
	05/15/2015						9,632	263,628
	05/13/2016						26,569	727,194
	05/15/2017						33,077	905,317
	05/15/2018						76,609	2,096,788
Peter H. Nachtwey	05/16/2011		9,520	–	33.99	05/17/2019
	05/16/2012		24,287	–	23.72	05/17/2020
	05/16/2013		23,743	–	35.16	05/16/2021
	05/16/2014		40,039	–	47.64	05/16/2022
	05/15/2015		35,329	11,777	54.51	05/15/2023
	05/13/2016		30,357	30,357	31.24	05/13/2024
	05/15/2017		14,285	42,858	37.64	05/15/2025
	05/13/2016								24,587	672,946
	05/15/2017								3,788	103,678
	05/15/2018								5,187	141,968
	05/15/2015						2,427	66,427
	05/13/2016						7,635	208,970
	05/15/2017						9,505	260,152
	05/15/2018						20,748	567,873

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		Option Awards(1)(2)				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Frances L. Cashman	05/16/2012	2,112	–	23.72	05/17/2020
	05/16/2013	3,298	–	35.16	05/16/2021
	05/16/2014	9,975		47.64	05/16/2022
	05/15/2015	8,815	2,939	54.51	05/15/2023
	05/02/2016	6,614	6,614	31.57	05/02/2024
	05/15/2018							2,937	80,386
	05/15/2015					2,422	66,290
	05/13/2016					9,719	266,009
	05/15/2017					13,067	357,644
	05/15/2018					11,747	321,515
Thomas K. Hoops	05/16/2014	5,542	0	47.64	05/16/2022
	05/15/2015	28,917	9,640	54.51	05/15/2023
	05/13/2016	24,872	24,873	31.24	05/13/2024
	05/15/2017	11,704	35,115	37.64	05/15/2025
	05/13/2016							20,145	551,369
	05/15/2017							3,103	84,929
	05/15/2018							4,230	115,775
	05/15/2015					1,991	54,494
	05/13/2016					6,242	170,844
	05/15/2017					7,771	212,692
	05/15/2018					16,918	463,046
Thomas C.	05/16/2011	5,712	–	33.99	05/17/2019
Merchant	05/16/2012	7,392	–	23.72	05/17/2020
	05/16/2013	5,771	–	35.16	05/16/2021
	05/16/2014	17,318	–	47.64	05/16/2022
	05/15/2015	16,128	5,377	54.51	05/15/2023
	05/13/2016	14,222	14,222	31.24	05/13/2024
	05/15/2017	7,503	22,509	37.64	05/15/2025
	05/13/2016							11,519	315,275
	05/15/2017							1,989	54,439
	05/15/2018							2,929	80,167
	05/15/2015					1,110	30,381
	05/13/2016					3,585	98,121
	05/15/2017					4,982	136,357
	05/17/2018					11,715	320,640

(1)

Option awards were made pursuant to our 1996 Equity Incentive Plan. The exercise price of each option is equal to the average of the high and low trading prices of our common stock on the NYSE on the grant date. Option holders may use previously owned shares to pay all or part of the exercise price.

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(2)	Options awarded prior to 2015 are fully vested. In all cases, the Committee may accelerate the vesting of options. As of March 31, 2019, the vesting schedules for the other option awards were as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
05/15/15	25% vests each year for four years from date of grant	05/31/19
05/13/16	25% vests each year for four years from date of grant	05/31/19, 05/31/20
05/15/17	25% vests each year for four years from date of grant	05/31/19, 05/31/20, 05/31/21

(3)	Excludes number of shares and market value representing restricted stock units that would have settled if they had not been deferred. As of March 31, 2019, the vesting schedules for the restricted stock unit awards were as follows:

Grant Date	Vesting Schedule	Remaining Vesting Dates
05/15/15	25% vests each year for four years from date of grant	04/30/19
05/13/16	25% vests each year for four years from date of grant	04/30/19, 04/30/20
05/15/17	25% vests each year for four years from date of grant	04/30/19, 04/30/20, 04/30/21
05/15/18	25% vests each year for four years from date of grant	04/30/19, 04/30/20, 04/30/21, 04/30/22

(4)

For awards issued on May 15, 2018, performance share units may be earned and vested at the end of a three year performance period based on Legg Mason’s relative TSR and relative organic growth rate of long-term AUM ranked against a peer group which, as of March 31, 2019, included 15 other firms. For awards issued on May 13, 2016 and May 15, 2017, performance share units may be earned and vested at the end of the three year performance period based on Legg Mason’s relative TSR ranked against a peer group which, as of March 31, 2019, included 15 other firms for the 2017 awards and 14 other firms for the 2016 awards. The potential payout ranges from 0 - 150% for all awards. For the May 13, 2016 award, the three year period began April 1, 2016 and ended on March 31, 2019. The amount reflected in the table for the May 13, 2016 award is based on target level of performance. At March 31, 2019, our measurement of TSR for the performance period had us tracking at 25% of target. The actual number of shares was vested and earned following certification of performance results by the Compensation Committee after March 31, 2019. For the May 15, 2017 award, the three year period began on April 1, 2017 and will end on March 31, 2020. The amount reflected in the table for the May 15, 2017 award is based on threshold level of performance. For the May 15, 2018 award, the three year period began April 1, 2018 and will end on March 31, 2021. The amount reported in the table for the May 15, 2018 award is based on threshold level of performance.

(5)

Options awarded on May 2, 2013 represent an award of performance stock options to Mr. Sullivan upon his promotion as Chief Executive Officer, exercisable only if certain time based and stock price conditions were met. As of March 31, 2019, all conditions had been satisfied: 25% of the award vested on May 2, 2015, and an additional 25% of the award vested on each of May 2, 2015, January 15, 2014 and June 5, 2014, upon achievement of specified stock price targets of $36.46, $41.46 and $46.46, respectively, for twenty consecutive days as of those dates.

Option Exercises and Stock Vested Table

The following table provides information about exercises of stock options and vesting of restricted stock during fiscal year 2019 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Joseph A. Sullivan	34,626	$192,383	43,386	(3)	$1,718,086
Peter H. Nachtwey	–	–	11,939	(3)	472,784
Frances L. Cashman	10,064	1,380	12,843		508,583
Thomas K. Hoops	–	–	8,051		318,820
Thomas C. Merchant	2,801	15,546	5,657	(3)	224,017

(1)

The value realized upon exercise for stock options is calculated by multiplying the difference between the sale price of the shares underlying the options and the exercise price of the options by the number of shares acquired on exercise. Messrs. Sullivan and Merchant and Ms. Cashman exercised options for the purchase of 34,626, 2,801, and 10,064 shares, respectively. In connection with the exercise, Messrs. Sullivan and Merchant and Ms. Cashman sold 31,336, 2,537, and 10,058 shares respectively, for the payment of the option exercises price and related taxes. They retained the balance of the shares upon exercise.

(2)

The value realized upon vesting of restricted stock is calculated by multiplying the fair market value of a share of common stock on the vesting date (the average of the high and low trading prices of Legg Mason common stock on the vesting date) by the number of shares vested. Messrs. Sullivan, Nachtwey and Merchant had 1,471, 3,257 and 1,003 shares, respectively, withheld to cover related tax withholding on vested and deferred shares. Mr. Hoops and Ms. Cashman had 2,457 and 4,355 shares, respectively, withheld to cover related tax withholding on vested shares. U.S. based executive officers who elected to defer receipt of shares upon vesting of restricted stock units paid only Medicare and Social Security taxes on the deferred shares upon vesting.

58	LEGG MASON 2019 Proxy Statement

Executive Compensation

(3)

Effective for the April 30, 2018 vest date, Messrs. Sullivan, Nachtwey and Merchant have elected to defer the distribution of shares in the respective amounts set forth below (before giving effect to shares withheld for payment of taxes). In accordance with their respective deferral elections, the shares will be distributed five years after the vest date (subject to any further deferral elections that an executive officer may make).

Name	Grant Date	Vested Deferred Shares
Joseph A. Sullivan	05/16/2014	9,446
	05/15/2015	9,631
	05/13/2016	13,284
	05/15/2017	11,025
Peter H. Nachtwey	05/16/2014	2,528
Thomas C. Merchant	05/15/2015	1,110
	05/13/2016	1,793

Non-Qualified Deferred Compensation

The Legg Mason & Co., LLC Deferred Compensation/Phantom Stock Plan is a non-qualified deferred compensation plan that was available only to a select group of employees, including U.S.-based named executive officers, based on responsibilities and compensation levels. As of December 31, 2014, deferrals were no longer accepted in the Phantom Stock Plan, but dividends continue to be credited as described below. Under the terms of the plan, participants were able to defer up to $60,000 in annual compensation on a pre-tax basis. Amounts deferred under the plan are deemed invested in “phantom” shares of our common stock at a price equal to 90% of the market price on the deemed investment date. Dividends paid on our common stock are credited to phantom stock at a price equal to 95% of the market price on the dividend payment date. Earnings are accrued as they would be if investing in actual shares of Legg Mason common stock and include market appreciation and dividends. Amounts deferred under our Phantom Stock Plan, including contributions by Legg Mason, are fully vested at all times and are not subject to forfeiture. Amounts deferred under this plan are distributed to the participant, or his or her beneficiary, in shares of our common stock after the participant’s employment has terminated for any reason, either in lump sum distribution or three annual installments, at the participant’s election. In addition, Legg Mason may elect to distribute account balances to named executive officers in connection with a change of control if the plan and all substantially similar agreements are terminated with respect to the participants affected by the change of control. For purposes of our Phantom Stock Plan, a “change of control” will occur upon a change in (1) ownership of Legg Mason or Legg Mason & Co., LLC (“LM&Co.”), our administrative subsidiary, (2) effective control of Legg Mason or LM&Co., or (3) ownership of a substantial portion of the assets of Legg Mason or LM&Co.

The Legg Mason, Inc. Deferred Compensation Fund Plan is a non-qualified deferred compensation plan that is available only to a select group of employees, including U.S.-based named executive officers, based on responsibilities and compensation levels. Under the terms of the plan, participants may elect to defer up to $400,000 in annual salary and certain bonuses and commissions on a pre-tax basis. Amounts deferred under the plan are deemed invested in “phantom” shares of Legg Mason sponsored mutual funds (“Legg Mason Funds”). Earnings are accrued as they would be if investing directly in the Legg Mason Funds and include market appreciation and dividends. Amounts deferred under our Deferred Compensation Fund Plan, including any earnings on those contributions, are fully vested at all times and are not subject to forfeiture. Participants must elect, at the time they decide to defer compensation, whether: (1) to take an in service distribution or distribution upon termination; (2) to receive their future distributions from the plan in (a) a single lump sum or (b) three equal annual installments (available only if the total account balance is greater than $17,500); and (3) to have the distributions begin immediately after termination or one year from the date of termination. Participants will receive distributions in cash, except for in-service elections, which distributions may be made, in Legg Mason’s sole discretion, in shares of Legg Mason Funds or cash. In addition, Legg Mason will distribute account balances to participants in connection with a change of control if the plan and all substantially similar agreements are terminated with respect to the participants affected by the change of control. For purposes of our Deferred Compensation Fund Plan, a “change in control event” will occur upon a change in (1) ownership within the meaning of §1.409A-3(i)(5)(v) of regulations promulgated by the U.S. Department of the Treasury, (2) effective control within the meaning of §1.409A-3(i)(5)(vi) of the regulations, or (3) ownership of assets within the meaning of §1.409A-3(i)(5)(vii) of the regulations.

Executive officers also may elect to defer the receipt of shares upon vesting of restricted stock unit awards granted under Legg Mason’s 1996 Equity Incentive Plan and 2017 Equity Incentive Plan. To be effective, executive officers must make a deferral election by September 30 of each calendar year, with respect to restricted stock units that qualify as performance-based compensation under Section 409A of the Code, for Legg Mason’s fiscal year ending on the following

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Executive Compensation

March 31. A deferral election is irrevocable once made, except as may be described in an award agreement. In the event an executive officer makes a deferral election with respect to any portion of an award, the shares of common stock underlying the deferred restricted stock units will not be distributed to the recipient until the designated deferral date; provided, however, that, unless the award agreement provides otherwise, all deferrals will terminate and any shares underlying any vested, deferred restricted stock units will be distributed upon a separation from service or change in control of Legg Mason (as defined in the award agreement). Executive officers may also be able to make a subsequent election to further defer distribution of shares and that such an election will not take effect for 12 months and must be made at least one year before the originally selected deferral date selected by the executive officer. Additional deferral periods must be a multiple of five years. Dividends are paid in cash at the same rate paid to all shareholders.

The following table provides information about non-qualified deferred compensation plan transactions and balances during fiscal year 2019 by our named executive officers.

Name	Plan	Executive Contributions in Last FY(1)	Company Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Balance at Last FYE(4)
Joseph A. Sullivan	Phantom Stock Plan	$–	$251	$(43,848)	$103,339
	Deferred Compensation Fund Plan	400,000	–	35,392	1,876,507
	Deferred Restricted Stock Units	1,659,834	–	(1,163,394)	2,758,485
Peter H. Nachtwey	Deferred Restricted Stock Units	97,456	–	(172,217)	399,356
Frances L. Cashman	Phantom Stock Plan	–	99	(17,256)	40,669
	Deferred Compensation Fund Plan	–	–	2,707	199,828
Thomas K. Hoops	Deferred Compensation Fund Plan	331,250	–	15,377	1,380,851
Thomas C. Merchant	Phantom Stock Plan	–	99	(17,314)	40,806
	Deferred Compensation Fund Plan	128,209	–	10,730	562,429
	Deferred Restricted Stock Units	111,593	–	(90,306)	213,075

(1)

Executive officer contributions include amounts deferred under the Deferred Compensation Fund Plan and the value of shares deferred upon vesting of restricted stock units during fiscal year 2019. The Deferred Compensation Fund Plan amounts are included in the Summary Compensation Table as salary and/or bonus. The deferred restricted stock units are included in the Summary Compensation Table as stock awards in the year that they were granted. The shares deferred upon vesting of restricted stock units are valued upon vesting by multiplying the fair market value of a share of common stock on the vesting date (the average of the high and low trading prices of Legg Mason common stock on the vesting date) by the number of shares deferred. The number of shares deferred in fiscal year 2019 for Messrs. Sullivan, Nachtwey and Merchant are 43,386, 2,528 and 2,903, respectively. These deferred shares are a portion of the vested shares reflected in the Option Exercises and Stock Vested Table. U.S. based executive officers who elected to defer receipt of shares had shares withheld to pay for Medicare and Social Security taxes due upon vesting. The number of shares withheld for these tax payments during fiscal year 2019 for Messrs. Sullivan, Nachtwey and Merchant are 1,471, 67, and 85, respectively. The amounts shown in the table for deferred restricted stock units reflect the number of deferred shares minus the number of shares withheld for tax payment.

(2)

Legg Mason contributions are included in the All Other Compensation column of the Summary Compensation Table and consist of the contribution of the 5% discount to the market price of a share of common stock upon the crediting of dividends to phantom stock during the fiscal year.

(3)

Aggregate earnings are calculated by subtracting the value of the named executive officer’s account balances at March 31, 2018 and the executive and Legg Mason contributions made during fiscal year 2019 from the value of the officer’s account balances at March 31, 2019. Aggregate earnings for deferred restricted stock units include amounts paid in cash for dividends. Dividend amounts are reflected in the All Other Compensation column of the Summary Compensation Table.

(4)

The aggregate balance under the Phantom Stock Plan and the deferred restricted stock units is calculated by multiplying the phantom stock or deferred restricted stock unit account share balance by the closing price of Legg Mason’s common stock on March 29, 2019, which was the last trading day of the fiscal year. Phantom stock and deferred restricted stock unit distributions are made in shares of common stock on a one-for-one basis. The aggregate balance under the Deferred Compensation Fund Plan is calculated by multiplying the deferred fund share account balance by the closing net asset value of the applicable Legg Mason Funds on March 29, 2019. Distributions from the Deferred Compensation Fund Plan are made in either cash or shares of Legg Mason Funds.

60	LEGG MASON 2019 Proxy Statement

Executive Compensation

Potential Payments on Termination or a Change of Control or Retirement

As described in the “Compensation Discussion and Analysis” in this Proxy Statement, our named executive officers typically receive long-term equity incentive awards in the form of stock options, restricted stock units and performance share units. In addition, our named executive officers may elect to participate in our Deferred Compensation Fund Plan and, until December 31, 2014, could elect to participate in our Phantom Stock Plan. Except as discussed below, our named executive officers will forfeit their unvested stock options, restricted stock units and performance share units if their employment with us ends.

Stock Options

Unvested stock options and performance stock options held by our named executive officers automatically vest and become exercisable upon the termination of the named executive officer’s employment as a result of his or her death or disability. Unvested options automatically vest and become exercisable if the named executive officer’s employment terminates within one year of a change of control without cause or due to good reason. Options automatically vest if the named executive officer’s employment is terminated without cause due to a reduction in workforce.

If a named executive officer’s employment ends for any reason other than those described above before all of his or her stock options have vested, the unvested stock options are automatically forfeited except that upon termination of employment without cause and due to retirement, stock options issued on or after May 15, 2015 continue to vest based on the original vesting schedule. The Committee has the authority to accelerate the vesting of any stock options in its discretion at any time. A named executive officer, or his or her beneficiaries, must exercise all vested options (1) within one year of the date on which his or her employment terminates as a result of death or disability or (2) within three months of the date on which his or her employment terminates for any other reason, except that upon termination of employment without cause and due to retirement, stock options issued on or after May 15, 2015 will expire three months after the last vest date of the award. In the event of death during the period when a retired executive officer’s stock options continue to vest, the unvested options become vested and exercisable on the date Legg Mason becomes aware of the death. In order to retire for purposes of our stock options, a named executive officer must be at least 62 years old and may not represent, in any capacity other than as an independent director, any financial services company that the Committee deems a competitor of Legg Mason.

For purposes of our stock options, a “change of control” of Legg Mason will occur upon (1) any person acquiring, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of our outstanding stock; (2) the closing of any merger, consolidation or other reorganization involving Legg Mason whereby the stockholders of Legg Mason immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding stock of the successor entity immediately following such transaction; (3) the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 90% of the total gross fair market value of all of Legg Mason’s assets; (4) the adoption of any plan or proposal for the liquidation or dissolution of Legg Mason; or (5) within any 12-month period, individuals who, as of May 15 of the year in which the award is made, constitute the Board of Directors of Legg Mason or who are thereafter nominated as directors by a majority of the Board of Directors cease for any reason to constitute at least a majority of the Board.

For purposes of our stock options, “cause” means any of the following behavior by an option recipient (1) any conduct that competes with Legg Mason, breaches any obligation or duty of loyalty to Legg Mason or materially injures Legg Mason; (2) a material violation of any law, regulation or Legg Mason policy; (3) a court or regulatory order that prevents an option recipient from performing his or her duties or being associated with an investment advisor; (4) material malfeasance, disloyalty or dishonesty; (5) conviction of a felony; (6) any failure to devote sufficient professional time to his or her duties; (7) failure to satisfactorily perform duties, or gross misconduct or gross negligence in the performance of duties; or (8) failure to maintain any required licenses.

For purposes of our stock options, “good reason” means (1) a material adverse change in the responsibilities of the option recipient from those in effect prior to the change of control; (2) the recipient’s principal place of employment is moved more than 50 miles from the location immediately prior to the change of control; (3) the recipient’s base salary is significantly reduced; or (4) the recipient’s incentive compensation for a fiscal year is materially reduced from his or her incentive compensation for the prior fiscal year, and such reduction is not related to a reduction in responsibilities or either individual or corporate performance.

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Executive Compensation

Restricted Stock Units

Unvested restricted stock units issued to a named executive officer will automatically vest and all vested but undistributed shares will be distributed upon (1) the named executive officer’s death; (2) separation from service of the named executive officer due to disability; or (3) separation from service following a change of control of Legg Mason as discussed below. If a named executive officer’s employment terminates due to the elimination of his or her employment in connection with a reduction in workforce and such termination of employment is without “cause”, then, as of the date of such termination, his or her unvested award will be 100% vested and all vested but undistributed shares will be distributed; provided, however, that in the event that the named executive officer fails to sign a general release of claims provided by Legg Mason, or signs and revokes such release within the time permitted by law to revoke such release, then any shares of our common stock received in connection with the restricted stock units that became vested on such termination will be cancelled and must be returned to Legg Mason. Upon vesting, restricted stock units cease to be subject to forfeiture. Subject to the exceptions discussed herein, in the event a named executive officer has a separation from service for any reason before all of his or her restricted stock units have vested, the unvested restricted stock units will automatically be forfeited, however, vested but undistributed shares will be distributed. If a named executive officer retires from Legg Mason, his or her restricted stock units will continue to vest in accordance with the original vesting schedule as long as he or she continues to meet the definition of retirement. If a retired executive officer dies during the period that awards continue to vest, his or her awards become vested and exercisable on the date Legg Mason becomes aware of the death. In order to retire for purposes of our restricted stock unit grants, a named executive officer must be at least 62 years old and may not represent, in any capacity other than as an independent director, any financial services company that the Committee deems a competitor of Legg Mason.

Restricted stock units vest upon a “change of control” only if, within 12 months of the change of control, the named executive officer is terminated without cause or terminates his or her employment for good reason. See “Stock Options” above for the definitions of “cause” and “good reason” used for these awards. A “change of control” of Legg Mason will occur upon (1) any person acquiring, directly or indirectly, beneficial ownership of securities representing 50.1% or more of the combined voting power of our outstanding stock; (2) the closing of any merger, consolidation or other reorganization involving Legg Mason whereby the stockholders of Legg Mason immediately prior to such reorganization do not hold, directly or indirectly, more than 50% of the combined voting power of the outstanding stock of the successor entity immediately following such transaction; (3) the closing of any transaction involving a sale of assets of Legg Mason that have a total gross fair market value equal to or more than 90% of the total gross fair market value of all of Legg Mason’s assets; (4) the adoption of any plan or proposal for the liquidation or dissolution of Legg Mason; or (5) within any 12-month period, individuals who, as of May 15 of the grant year, constitute the Board of Directors of Legg Mason or who are thereafter nominated as directors by a majority of the Board of Directors cease for any reason to constitute at least a majority of the Board. Notwithstanding anything to the contrary, to the extent that Section 409A of the Code, applies to an award of restricted stock units, the definition of “change in control” in the award agreement shall control for purposes of vesting an award, but shall not trigger a distribution unless the event also constitutes a change in control within the meaning of Section 409A(a)(2)(A)(v) of the Code.

Performance Share Units

Performance share units are designed to vest at the end of a three year performance period, if at all, subject to the satisfaction of defined relative performance criteria. The Compensation Committee has the discretion to reduce a payout. A pro rata portion of performance share units issued to a named executive officer will automatically vest upon (1) the named executive officer’s death; (2) termination of the named executive officer’s employment due to disability; or (3) termination following a change of control of Legg Mason. See the definition of “change of control” above under the caption “Restricted Stock Units.” A pro rata portion of performance share units issued to a named executive officer will vest upon a termination that is not for cause in connection with a reduction in workforce. In such case, the payout will be made at the end of the performance period, at the lesser of target or the amount determined based upon the satisfaction of the relative performance criteria at the end of the performance period. See the definition of “cause” above under the caption “Stock Options.” Subject to the exceptions discussed herein, in the event a named executive officer’s employment ends for any reason before the end of the

62	LEGG MASON 2019 Proxy Statement

Executive Compensation

performance period, the unvested performance share units will automatically be forfeited. If the named executive officer’s employment ends before the end of the performance period by reason of retirement, the entire value of an earned award will vest and be paid at the end of the performance period, if a named executive officer’s employment ends before the end of the performance period by reason of retirement and the named executive officer continues to meet the definition of retirement. In order to retire for purposes of our performance share unit grants, a named executive officer must be at least 62 years old and may not represent, in any capacity other than as an independent director, any financial services company that the Committee deems a competitor of Legg Mason. If the named executive officer does not engage in competitive activity, the number of shares issuable in respect of the vested pro rata portion of the actual award (as determined based on satisfaction of the relative performance criteria) will be paid at the end of the performance period and any remaining performance share units will be forfeited.

Severance Arrangements

After the end of fiscal year 2019, our Board of Directors authorized a restructuring of the executive team in connection with a strategic restructuring that will reduce costs, whereby we will eliminate the roles of certain of our executive officers by January 1, 2020. During the period in which the strategic restructuring will be implemented, and in light of the disruption to the executive team that will result from the restructuring, it is important for Legg Mason to retain the services of its other executive officers to maintain the stability of the company and promote the successful completion of the strategic restructuring. Because of this need, Legg Mason has established an executive severance arrangement for any executive officer whose employment is terminated by Legg Mason prior to September 30, 2020 for any reason other than “Cause” (as defined in the severance arrangement), including the executive officers whose roles will be eliminated by January 1, 2020. This executive severance arrangement was implemented on May 21, 2019 by entering into transition agreements with the departing executives, including named executive officers Ms. Cashman and Mr. Hoops, and letter agreements with our other executives, including named executive officers Messrs. Sullivan, Merchant and Nachtwey.

Under the terms of each transition agreement with the departing executives, subject to the satisfaction of the terms and conditions in the agreement, the departing executives will be eligible to receive a severance package (the “Severance Package”) consisting of: (1) (i) a cash payment of an amount equal to three weeks of the executive’s base salary for every year of service (with a minimum of 12 weeks and a maximum of 52 weeks of base salary), and (ii) a pro-rated cash incentive payment for the months worked in the year of the executive’s separation (9 months, for departing employees), which will be based on actual incentive payments received for the most recently completed fiscal year; (2) the continued vesting and expiration (as applicable) of all of the executive’s outstanding stock options as if the executive’s employment continued through the expiration date such of stock options and the continued vesting of performance share units pursuant to the schedule and applicable performance goals as if the executive’s employment continued through the applicable performance period, in each case under the applicable award agreement; (3) confirmation that the executive’s employment termination will be treated as being part of a reduction in force for purposes of all restricted stock units, which results in full vesting of the restricted stock units under the terms of the awards; (4) outplacement services and (5) a COBRA subsidy in accordance with applicable law. In addition, under the transition agreements, each departing executive officer will receive a transition payment for the period from July 1, 2019 through January 1, 2020 equal to 50% of the executive’s total compensation for fiscal year 2019, pro rated for the six months worked in the fiscal year since July 1, 2019.

Under the terms of each of the letter agreements with our other executives, if the executive officer is terminated by Legg Mason without “Cause” (as defined in the letter agreement) prior to September 30, 2020, the executive will receive the same Severance Package as those executives who entered into the transition agreements (but not including the transition payment).

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Executive Compensation

Estimated Post-Termination Payments Table

The following table sets forth information regarding potential accelerated payments to each of our named executive officers in the event of a termination of employment, upon death, disability or retirement or following a change of control of Legg Mason. For the purposes of this table, amounts are calculated as if the employment termination, death, disability or retirement or change of control occurred on March 31, 2019. Only one of our named executive officers was eligible to retire under the terms of any award as of March 31, 2019. A supplemental table is provided, as well, with information regarding payments pursuant to the Severance Package.

Name	Accelerated Stock Options(1)	Accelerated Restricted Stock Units(2)		Accelerated Performance Share Units
Joseph A. Sullivan(3)
Upon Termination	$–	$3,992,927	(4)	$936,168	(6)
Upon Death or Disability	–	3,992,927		4,009,768	(7)
Upon a Change of Control(8)	–	3,992,927		4,009,768	(7)
Peter H. Nachtwey
Upon Retirement(9)	–	1,103,422	(4)	452,173	(5)
Upon Termination	–	1,103,422	(4)	262,882	(6)
Upon Death or Disability	–	1,103,422		1,138,674	(7)
Upon a Change of Control(8)	–	1,103,422		1,138,674	(7)
Frances L. Cashman
Upon Termination	–	1,011,458	(4)	53,586	(6)
Upon Death or Disability	–	1,011,458		107,172	(7)
Upon a Change of Control(8)	–	1,011,458		107,172	(7)
Thomas K. Hoops(3)
Upon Termination	–	901,075	(4)	215,016	(6)
Upon Death or Disability	–	901,075		932,196	(7)
Upon a Change of Control(8)	–	901,075		932,196	(7)
Thomas C. Merchant(3)
Upon Termination	–	585,499	(4)	132,259	(6)
Upon Death or Disability	–	585,499		567,344	(7)
Upon a Change of Control(8)	–	585,499		567,344	(7)
(1)

The amounts reported would include unvested, in-the-money stock options that would immediately vest upon the listed event. No unvested options were in-the-money as of March 31, 2019 based on $27.37, the closing price of our common stock on March 29, 2019, which was the last trading day of the fiscal year, and the exercise price. In addition, as of March 31, 2019, Messrs. Sullivan, Nachtwey and Merchant and Ms. Cashman held $127,192, $88,648, $26,981 and $7,709, respectively, of in-the-money, unexercised, vested stock options (using the same method of calculation) which can be exercised at any time, including following termination (other than a termination for cause), death or disability, a change of control or, for Mr. Nachtwey, retirement. The following table summarizes how the expiration dates of stock options may change upon a termination of employment, death, disability, retirement or change of control.

Expiration Dates for Stock Options Outstanding at March 31, 2019	Expiration Upon Death or Disability	Expiration Upon Retirement	Expiration Upon Termination Not for Cause, Death, Disability or Retirement
Ranging from May 17, 2019 - May 15, 2025	Vested options expire on first anniversary of termination as a result of death or disability	Vested options expire three months after the last vesting date that occurs during retirement, subject to executive’s compliance with non-competition obligations	Vested options expire three months after termination of employment for any reason other than cause, death, disability or retirement; extension until first anniversary of death if death occurs during post-employment exercise period
(2)

The amounts are calculated by multiplying the applicable number of unvested restricted stock units held by the named executive officer on March 31, 2019 by $27.37, the closing price of our common stock on March 29, 2019.

(3)

Messrs. Sullivan, Hoops and Merchant and Ms. Cashman would also receive distributions of their phantom stock accounts and/ or deferred compensation fund accounts, which are not subject to vesting. See the discussion under “Non-Qualified Deferred Compensation” above.

64	LEGG MASON 2019 Proxy Statement

Executive Compensation

(4)

Represents restricted stock units that immediately vest upon a termination that is not for cause in a reduction in force or, for Mr. Nachtwey, would continue to vest under their vesting schedules upon retirement, provided that the termination of employment at retirement is without cause, and that the executive signs and delivers a non-compete agreement with Legg Mason and does not engage in competitive activity as provided in that agreement. During retirement, if the executive engages in competitive activity, the portion of restricted stock units that are unvested at the time of such activity will be immediately forfeited. In the event of death during the period in which unvested restricted stock units continue to vest after retirement, the unvested restricted stock units will become 100% vested as of the date Legg Mason becomes aware of the death.

(5)

Retirement amount represents the total number of performance share units at target for the May 2018 awards, which were valued at 50% of target, and the total number of performance share units at target for the May 2017 awards, which were valued at 0, and the total number of performance share units at target for the May 2016 awards, which were valued at 25% of target. Upon retirement, the entire value of the May 2018, May 2017, and May 2016 awards at the end of the respective performance periods would vest and be earned, and paid out subject to the determination and certification of payout by the Compensation Committee. The May 2018 awards were valued based on the TSR and organic growth rate of long-term AUM rankings at March 31, 2019. The May 2017 awards were valued based on the TSR rankings at March 31, 2019. The payout for the May 2016 awards was tracking at 25% of target based on the TSR rankings at March 31, 2019.

(6)

Termination amounts represent the pro-rata portion of the performance share units that would vest upon a termination that is not for cause in a reduction in force for the May 2018 awards, which were valued at 50% of target, the May 2017 awards, which were valued at 0 and the May 2016 awards, which were valued at 25% of target. The May 2018 awards were valued based on the TSR and organic growth rate of long-term AUM rankings at March 31, 2019. The May 2017 awards were valued based on the TSR rankings at March 31, 2019. The payout for the May 2016 awards would have been 25% of target based on the TSR rankings at March 31, 2019.

(7)

Death or disability amounts and change of control amounts represent the product of the pro-rata portion of performance share units at target that would immediately vest multiplied by $27.37, the closing price of our common stock on March 29, 2019.

(8)

The definition of “change of control” of Legg Mason differs for the acceleration of stock options, restricted stock units and performance share units. See the discussion preceding this table under “Potential Payments on Termination or a Change of Control or Retirement.” For stock options, restricted stock units and performance share units, assumes termination of employment on the change of control date without cause or for good reason for awards for which such a termination is a condition to accelerated vesting following a change of control.

(9)

The definition of “retirement” is the same for all types of awards, and is derived from the definition in the Legg Mason, Inc. Profit Sharing and 401(k) Plan and Trust, or a successor provision. An executive becomes eligible for retirement upon his or her 62nd birthday. See the discussion preceding this table under “Potential Payments on Termination or a Change of Control or Retirement.”

The following supplemental table sets forth information regarding potential payments provided under the Severance Package to each of our named executive officers. For purposes of this table, amounts are calculated as of January 1, 2020 for Ms. Cashman and Mr. Hoops who will terminate employment on that date on the basis of a reduction in force. Amounts are calculated as of June 1, 2020 for Messrs. Sullivan, Nachtwey and Merchant for illustrative purposes only, as if a termination of employment without cause occurred on that date.

Name	Severance(1)	Pro-Rata Bonus(2)	Transition Payment(3)	Estimated Outplacement and COBRA Payments
Exiting Executives
Frances L. Cashman(4)	$350,000	$1,256,250	$506,250	$15,325
Thomas K. Hoops(5)	$121,154	$1,792,500	$685,000	$15,152
Remaining Executives
Joseph A. Sullivan(6)	$500,000	$1,416,667	–	$9,733
Thomas C. Merchant(7)	$350,000	$285,833	–	$15,152
Peter H. Nachtwey(8)	$181,731	$504,167	–	$10,926
(1)	The amount of the severance payment is calculated by multiplying 3 weeks of base salary for every full year worked, with a minimum of 12 weeks and maximum of 52 weeks of base salary.
(2)

For Ms. Cashman and Mr. Hoops, the amount of pro-rata bonus is calculated by dividing the amount of total incentive compensation each received in May 2019 by 12 and then multiplying by the number of months worked during fiscal year 2020. For Messrs. Sullivan, Nachtwey and Merchant, the amount of pro-rata bonus is calculated by dividing the amount of total incentive compensation each received in May 2020 (with such total amount assumed to be equal to the amount received in May 2019) by 12 and then multiplying by the number of months worked during fiscal year 2021.

(3)

The amount of the transition payment is calculated by multiplying total compensation amount by 50% and then by the number of months worked during the transition period (July 2019 to January 2020). No transition period is provided for Messrs. Sullivan, Nachtwey and Merchant.

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Executive Compensation

(4)

Ms. Cashman also would be entitled to equity upon termination, the estimated value of which is calculated as follows:
Performance share units have an estimated value of $489,303 which represents the number of performance share units at target in excess of what would normally vest on a pro rata basis in connection with a reduction in force for the May 2018 and May 2019 awards.

Ms. Cashman was not an executive officer at the time the May 2017 awards were granted and did not receive an award in 2017. Upon termination, the May 2018 and May 2019 awards would vest and be earned at the end of the respective performance periods subject to the determination and certification of payout by the Compensation Committee, and actual amounts vested and earned may not be at target.

Stock options have an estimated value of $13,526 based on unvested, in-the-money stock options that would continue to vest post termination. Amounts are calculated by adding for each grant of unvested, in-the-money options the product of the number of shares underlying the options multiplied by the difference between $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements, and the exercise price.

Restricted stock units have an estimated value of $1,217,825 calculated by multiplying the applicable number of unvested restricted stock units held by the named executive officer on January 1, 2020 by $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements.

(5)	Mr. Hoops also would be entitled to equity upon termination, the estimated value of which is calculated as follows:

Performance share units have an estimated value of $737,386 which represents the number of performance share units at target in excess of what would normally vest on a pro rata basis in connection with a reduction in force for the May 2017, May 2018 and 2019 awards. Upon termination, the May 2017, May 2018 and May 2019 awards would vest and be earned at the end of the respective performance periods subject to the determination and certification of payout by the Compensation Committee, and actual amounts vested and earned may not be at target.

Stock options have an estimated value of $54,972 based on unvested, in-the-money stock options that would continue to vest post termination. Amounts are calculated by adding for each grant of unvested, in-the-money options the product of the number of shares underlying the options multiplied by the difference between $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements, and the exercise price.

Restricted stock units have an estimated value of $1,347,377 calculated by multiplying the applicable number of unvested restricted stock units held by the named executive officer on January 1, 2020 by $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements.

(6)

Mr. Sullivan also would be entitled to equity upon termination, the estimated value of which is calculated as follows. Calculations are made on the assumption that Mr. Sullivan was terminated without cause, but performance share units and restricted stock units would be treated as though the termination was in connection with a reduction in force.

Performance share units have an estimated value of $ 2,320,682 which represents the number of performance share units at target in excess of what would normally vest under a reduction in force for the May 2018 and May 2019 awards. Upon termination, the May 2018 and May 2019 awards would vest and be earned at the end of the respective performance periods subject to the determination and certification of payout by the Compensation Committee, and actual amounts vested and earned may not be at target.

Stock options have an estimated value of $233,968 based on unvested, in-the-money stock options that would continue to vest post termination. Amounts are calculated by adding for each grant of unvested, in-the-money options the product of the number of shares underlying the options multiplied by the difference between $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements, and the exercise price.

Restricted stock units have an estimated value of $3,675,940 calculated by multiplying the applicable number of unvested restricted stock units held by the named executive officer on June 1, 2020 by $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements.

(7)

Mr. Merchant also would be entitled to equity upon termination, the estimated value of which is calculated as follows. Calculations are made on the assumption that Mr. Merchant was terminated without cause, but performance share units and restricted stock units would be treated as though the termination was in connection with a reduction in force.

Performance share units have an estimated value of $378,640 which represents the number of performance share units at target in excess of what would normally vest under a reduction in force for the May 2018 and May 2019 awards. Upon termination, the May 2018 and May 2019 awards would vest and be earned at the end of the respective performance periods subject to the determination and certification of payout by the Compensation Committee, and actual amounts vested and earned may not be at target.

Stock options have an estimated value of $31,431 based on unvested, in-the-money stock options that would continue to vest post termination. Amounts are calculated by adding for each grant of unvested, in-the-money options the product of the number of shares underlying the options multiplied by the difference between $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements, and the exercise price.

Restricted stock units have an estimated value of $590,423 calculated by multiplying the applicable number of unvested restricted stock units held by the named executive officer on June 1, 2020 by $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements.

66	LEGG MASON 2019 Proxy Statement

Executive Compensation

(8)

Mr. Nachtwey also would be entitled to equity upon termination, the estimated value of which is calculated as follows. Calculations are made on the assumption that Mr. Nachtwey was terminated without cause, but performance share units and restricted stock units were treated as though the termination was in connection with a reduction in force.

Performance share units have an estimated value of $668,714 which represents the number of performance share units at target in excess of what would normally vest under a reduction in force for the May 2018 and May 2019 awards. Upon termination, the May 2018 and May 2019 awards would vest and be earned at the end of the respective performance periods subject to the determination and certification of payout by the Compensation Committee, and actual amounts vested and earned may not be at target.

Stock options have an estimated value of $67,091 based on unvested, in-the-money stock options that would continue to vest post termination. Amounts are calculated by adding for each grant of unvested, in-the-money options the product of the number of shares underlying the options multiplied by the difference between $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements, and the exercise price.

Restricted stock units have an estimated value of $1,051,435 calculated by multiplying the applicable number of unvested restricted stock units held by the named executive officer on June 1, 2020 by $35.66, the closing price of our common stock on May 20, 2019, which was the date the Board approved the severance and transition arrangements.

CEO Pay Ratio

Our CEO pay ratio is calculated in accordance with Item 402(u) of Regulation S-K, and provides a reasonable estimate of the ratio of our CEO’s annual total compensation to the median of the annual total compensation of all employees of Legg Mason, other than the CEO.

Mr. Sullivan had annual total compensation for fiscal year 2019 of $9,952,270 as reflected in the Summary Compensation Table on page 53. Our median employee’s annual total compensation for fiscal year 2019 was $165,165. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee for fiscal year 2019 is 60 to 1.

As permitted by SEC rules, we are using the same “median employee” identified in fiscal year 2018 for our fiscal year 2019 pay ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for fiscal year 2019.

For fiscal year 2018, we identified the median employee by reviewing the fiscal 2018 salary (or wages plus overtime, as applicable) and annual cash bonus paid to all employees of Legg Mason and its subsidiaries worldwide, excluding our CEO, who were employed on March 31, 2018, which is the last day of Legg Mason’s last completed fiscal year. We included employees working on a full-time, part-time, or interim basis, as well as contractual employees (as determined by the legal framework in a particular jurisdiction for contractual status). We annualized the base salary, but not the cash incentive paid for the fiscal year, for any full-time employees who were hired in fiscal year 2018 but did not work for us for the entire fiscal year. However, due to the timing of the payment of cash incentives by one of our subsidiaries, we made a reasonable estimate of the cash incentives paid for the fiscal year to employees of that subsidiary. Cost of living adjustments are not significant and were not applied. In order to facilitate an assessment of all employee compensation in U.S. dollars, we applied to the compensation paid to our non-U.S. employees a local currency-to-U.S. dollar exchange rate equal to the sum of the average monthly exchange rates for the twelve-month period ended March 31, 2018, divided by twelve. Once we identified the median employee, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as shown in the Summary Compensation Table.

Our CEO pay ratio is disclosed to comply with rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act and is not intended as a measure of comparison with any other company.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under our written policies and procedures regarding related party transactions, the Nominating & Corporate Governance Committee must approve all related party transactions between Legg Mason or one of its subsidiaries and a director, executive officer or immediate family member of a director or executive officer that would be required to be disclosed in our proxy statements. The policy also authorizes the Chairman of the Nominating & Corporate Governance Committee to approve, or reject, proposed related party transactions subject to ratification by the full committee at its next regularly scheduled meeting. The Nominating & Corporate Governance Committee uses its business judgment in deciding whether to approve related party transactions.

In the ordinary course of their asset management businesses, subsidiaries of Legg Mason may from time to time invest client assets in companies in which either Nelson Peltz or Ed Garden, each a director of Legg Mason, may be a director or in which Mr. Peltz, Mr. Garden, their affiliates or funds managed by Trian may be significant stockholders or invest client assets in funds and other investment vehicles managed by Trian and its affiliates.

From time to time, our directors, executive officers and employees, members of their immediate families and companies, affiliates of companies or investment vehicles managed by companies that employ or are associated with our directors may have investments in various investment vehicles or accounts sponsored or managed by our subsidiaries or utilize our products or services in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

68	LEGG MASON 2019 Proxy Statement

PROPOSAL 2 ADVISORY VOTE TO APPROVE THE COMPENSATION OF LEGG MASON’S NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and related SEC rules, we provide stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. As is required by SEC rules, we hold an advisory vote on frequency of say on pay votes every six years. At our 2017 Annual Meeting of Stockholders, we recommended, and a majority of our stockholders approved, an annual say on pay vote. The next such vote will be held at our Annual Meeting of Stockholders in 2023.

The compensation of our named executive officers is performance-oriented and consistent with the interests of our stockholders. Our compensation programs for named executive officers are intended to link compensation to performance; to provide competitive compensation levels to attract, incent, retain and reward executives; and to align management’s interests with those of our stockholders.

Our named executive officer compensation is primarily based on incentive compensation, typically paid in a combination of cash bonuses and long-term equity awards which include performance based awards as well as awards that vest over a specified period of time. Base salaries constitute a relatively small portion of the compensation of our named executive officers. Incentive compensation awards are made at or after a fiscal year end and are primarily based upon our corporate performance and the performance of our named executive officers. As part of fiscal year 2019 incentive compensation, we awarded performance share units that will result in payout only based on performance relative to a defined group of peers over a three year period that began on April 1, 2019. Our equity incentive awards are designed to tie a significant portion of incentive compensation directly to the long-term performance of Legg Mason, as measured by our stock price. We also have adopted a policy for recoupment of incentive compensation from named executive officers in the event a named executive officer’s acts or omissions contribute to a need for a restatement of our financial results or if a named executive officer is terminated with cause.

We encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the Summary Compensation Table and the other related tables and disclosures for a detailed description of the fiscal year 2019 compensation of our named executive officers. As is discussed in more detail above, we believe that our named executive officer compensation for fiscal year 2019, which was reduced from 2018 levels, appropriately reflects our financial performance and strategic accomplishments during the fiscal year.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our named executive officers. This vote is advisory and therefore not binding on Legg Mason. However, we value the opinion of our stockholders and the Board of Directors and the Committee will review the voting results and will take into account the outcome of the vote when considering future compensation decisions for the named executive officers.

Accordingly, we ask our stockholders to vote on the following resolution:

“RESOLVED, that Legg Mason’s stockholders approve, on a non-binding advisory basis, the compensation paid to Legg Mason’s named executive officers, as disclosed in Legg Mason’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” the compensation tables and narrative discussion.”

The Board of Directors recommends a vote “FOR” approving the named executive officer compensation as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

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PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF LEGG MASON’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit Legg Mason’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the fiscal year ending March 31, 2020. PricewaterhouseCoopers LLP and its predecessor firms have been retained as our independent registered public accounting firm continuously since at least 1983. The Audit Committee is responsible for approving audit fees associated with the retention of PricewaterhouseCoopers LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the audit firm’s lead engagement partner, the Audit Committee and its Chairman are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as Legg Mason’s independent registered public accounting firm is in the best interests of Legg Mason and its stockholders.

The appointment of PricewaterhouseCoopers LLP will be submitted for ratification by our stockholders at the 2019 Annual Meeting of Stockholders. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

We are voluntarily submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to our stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Legg Mason and our stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for the fiscal years ended March 31, 2019 and March 31, 2018 and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2019	2018
Audit Fees(1)	$7,096,000	$6,669,000
Audit-Related Fees(2)	1,257,000	1,437,000
Tax Fees(3)	1,330,000	879,000
All Other Fees(4)	877,000	679,000
Total Fees	10,560,000	9,664,000
(1)

Audit fees consisted of fees for the annual audit, including an audit of internal controls over financial reporting and quarterly reviews of our financial statements, and services provided for statutory audits of certain subsidiaries.

(2)

Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, attest services related to compliance with investment performance standards, fees for reviews of controls related to certain processes at asset management subsidiaries and services provided in connection with other statutory or regulatory filings or engagements including consents related to SEC filings.

(3)	Tax fees consisted primarily of tax advice and compliance for domestic and international matters.
(4)	All other fees included custody audits at certain subsidiaries and audit and tax services of consolidated investment vehicles and due diligence reviews.

70	LEGG MASON 2019 Proxy Statement

Proposal 3 Ratification of the Appointment of Legg Mason’s Independent Registered Public Accounting Firm

Pre-Approval of the Independent Registered Public Accounting Firm Services

The Audit Committee approves all audit and permitted non-audit services to be performed for Legg Mason or its subsidiaries by PricewaterhouseCoopers LLP. The Chairman of the Audit Committee may pre-approve permissible proposed non-audit services that arise between committee meetings if the decision to pre-approve the service is presented for ratification at the next scheduled Audit Committee meeting.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Legg Mason’s independent registered public accounting firm.

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AUDIT COMMITTEE REPORT

The Audit Committee’s primary responsibilities are to assist the Board of Directors in its oversight of the financial accounting and reporting of Legg Mason and its subsidiaries by selecting and compensating the company’s independent registered public accounting firm (“independent auditors”), providing oversight of the work of the independent auditors and reviewing the scope and results of audits conducted by them, reviewing the activities of Legg Mason’s internal auditors, discussing with independent auditors, internal auditors and management the organization and scope of Legg Mason’s internal system of accounting and financial controls and reviewing and discussing certain matters that may have a material impact on Legg Mason’s financial statements. The Audit Committee approves all audit and non-audit services to be performed for Legg Mason or its subsidiaries by PricewaterhouseCoopers LLP, our independent auditors. The Chairman of the Audit Committee may pre-approve permissible proposed non-audit services that arise between committee meetings if the decision to pre-approve the service is presented for ratification at the next scheduled Audit Committee meeting. For more information about our Audit Committee’s responsibilities, see “Board Committees – Audit Committee” and under “Proposal 1 – Election of Directors” and our Audit Committee Charter.

The Audit Committee is composed of five non-employee directors and operates under a written charter adopted by the Board of Directors that was last amended on April 27, 2015. The Board of Directors has determined that each member of the Audit Committee is “independent” and financially literate, and that at least one member has accounting or other related financial management expertise, in each case as such qualifications are defined under the listing standards of the New York Stock Exchange. The Board of Directors has also determined that each of Messrs. Angelica, Davidson, and Huff qualifies as an “audit committee financial expert” as defined by the SEC.

The Audit Committee evaluates the performance of the independent auditors, including the lead partner, each year and determines whether to reengage the current independent auditors or consider other audit firms. In doing so, the Audit Committee considers, among other things, the quality and efficiency of the services provided by the auditors, the auditors’ global capabilities, the auditors’ technical expertise, tenure as the company’s independent auditors and knowledge of the company’s global operations and industry. Based on this evaluation, the Audit Committee decided to retain PricewaterhouseCoopers LLP to serve as independent auditors for the year ending March 31, 2019. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask stockholders to ratify the appointment of the independent auditors at the 2019 Annual Meeting of Stockholders (see Proposal 3 — “Ratification of the Appointment of Legg Mason’s Independent Registered Public Accounting Firm”).

The Audit Committee held eight meetings during the fiscal year ended March 31, 2019. The meetings were intended, among other things, to facilitate communication among the Audit Committee, management, internal auditors and Legg Mason’s independent auditors. Among the topics discussed during these meetings were financial results, the results of audits conducted by both the internal auditors and independent auditors, other accounting and auditing matters, internal and disclosure controls and corporate compliance with applicable laws and regulations. The Audit Committee reviewed with Legg Mason’s internal auditors and its independent auditors the overall scope and plans for their respective audits and discussed with both the internal auditors and the independent auditors the results of their examinations and their evaluations of Legg Mason’s internal controls. The Audit Committee’s discussions with management and the independent auditors included a review of significant accounting policies applied by Legg Mason in its financial statements.

The Audit Committee also reviewed and discussed Legg Mason’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In this regard, the Audit Committee reviewed and discussed with Legg Mason’s management and its independent auditors, management’s annual report on the effectiveness of Legg Mason’s internal control over financial reporting as of March 31, 2019 and the independent auditors’ related attestation report.

72	LEGG MASON 2019 Proxy Statement

Audit Committee Report

It is not the Audit Committee’s responsibility to prepare our financial statements, to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Legg Mason’s management is responsible for the financial reporting process, for the preparation, presentation and integrity of consolidated financial statements in accordance with generally accepted accounting principles and for the establishment and effectiveness of Legg Mason’s internal controls and procedures designed to assure compliance with accounting standards and laws and regulations. Legg Mason’s independent auditors are responsible for auditing those financial statements in accordance with generally accepted auditing standards, attesting to the effectiveness of Legg Mason’s internal control over financial reporting and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of Legg Mason in conformity with generally accepted accounting principles in the United States. The Audit Committee monitors and reviews these processes. The members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors.

The Audit Committee has discussed and reviewed with the independent auditors, and received from the independent auditors, all communications required by the Public Company Accounting Oversight Board, has reviewed and discussed the audited consolidated financial statements of Legg Mason with management and the independent auditors and has discussed with the independent auditors their independence from Legg Mason and its management. When considering the independent auditors’ independence, the Audit Committee considered whether their provision of services to Legg Mason beyond those rendered in connection with their audit and review of Legg Mason’s consolidated financial statements was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the amount of fees paid to the independent auditors for audit and non-audit services. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and discussed with them their independence from the company and its management. In addition, the Committee has received written materials addressing PricewaterhouseCoopers LLP internal quality control procedures.

Based on the reviews, reports and discussions described in this Report, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee has recommended to the Board of Directors that Legg Mason’s audited consolidated financial statements as of and for the fiscal year ended March 31, 2019 be included in Legg Mason’s Annual Report on Form 10-K.

AUDIT COMMITTEE Barry W. Huff, Chairman Robert E. Angelica Carol Anthony (“John”) Davidson Michelle J. Goldberg Margaret Milner Richardson

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PROPOSAL 4 CONSIDERATION OF A SHAREHOLDER PROPOSAL TO REMOVE SUPERMAJORITY VOTING PROVISIONS FROM OUR CHARTER AND BYLAWS

General

We received the proposal below from a shareholder and have been advised that he intends to have his representative present the proposal for action at our Annual Meeting. The proposing shareholder, James McRitchie, represented that he owns at least $2,000 market value of our common stock. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, California 95758. All statements contained in the shareholder proposal and supporting statement below are the sole responsibility of the shareholder, and appear exactly as received by us. Neither Legg Mason nor the Board accepts any responsibility for the content of the proposal or supporting statement, which are included here in accordance with applicable proxy rules and regulations.

“RESOLVED, Legg Mason, Inc. (“Legg Mason” or “Company”) shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is also important that our company take each step necessary to avoid a failed vote on this proposal topic.

Supporting Statement: Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School (https://papers.ssrn.com/sol3/papers.cfm?abstract_id=593423).

Large funds, such as BlackRock, SSgA and Northern Trust generally support elimination of supermajority requirements, since most view them as an entrenchment device for management. BlackRock’s Proxy Voting Guidelines for U.S. Securities (https://www.blackrock.com/corporate/literature/fact-sheet/blk-responsible-investment-guidelines-us.pdf) reads as follows:

We generally favor a simple majority voting requirement to pass proposals. Therefore, we will support the reduction or the elimination of supermajority voting requirements to the extent that we determine shareholders’ ability to protect their economic interests is improved. Nonetheless, in situations where there is a substantial or dominant shareholder, supermajority voting may be protective of public shareholder interests and we may support supermajority requirements in those situations.

Legg Mason appears to vote against when management seeks to increase the number of votes required on an issue above two-thirds of the outstanding shares. Legg Mason supported Myra K. Young’s proposal at Netflix last year to move to a simple majority vote standard. The proposal won 80.6%. Yet, Legg Mason has supermajority provisions, requiring up to 70% of the votes entitled to be cast, to amend certain charter provisions.

This proposal topic won from 59.2% to 80.1% of the vote at Kaman, DowDuPont, Salesforce.com and Ryder System in early 2018. Prior to that, it won 74% to 99% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill, Macy’s, Ferro Arconic, and Cognizant Technology Solutions.

Currently a 1% special interest minority of shares can frustrate the will of shareholders casting 79% of shares in favor. Therefore, a 1% special interest minority could prevent shareholders from improving our corporate governance.

Please vote again to enhance shareholder value.”

74	LEGG MASON 2019 Proxy Statement

Proposal 4 Consideration of a Shareholder Proposal to Remove Supermajority Voting Provisions from our Charter and Bylaws

THE BOARD OF DIRECTORS ENCOURAGES SHAREHOLDERS TO CONSIDER AND EXPRESS THEIR VIEWS ON THIS PROPOSAL, BUT TAKES NO POSITION AND MAKES NO RECOMMENDATION ON THIS PROPOSAL. PROXIES RETURNED WITHOUT VOTING INSTRUCTIONS WILL NOT BE VOTED ON THIS PROPOSAL.

Our Nominating & Corporate Governance Committee and Board will consider the voting results on this proposal in their future deliberations regarding the appropriate voting standards within our articles of incorporation, as amended, and in our amended and restated bylaws. This proposal requires the affirmative vote of a majority of the total votes cast at the 2019 Annual Meeting of Stockholders.

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STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

We must receive in writing, at our principal executive offices located at 100 International Drive, Baltimore, Maryland 21202, Attn: Corporate Secretary, any stockholder proposal intended for inclusion in the proxy material for the 2020 Annual Meeting of Stockholders on or before February 21, 2020. The inclusion of any proposal will be subject to applicable rules of the SEC. Under our Bylaws, stockholders who would like to submit proposals for the 2020 Annual Meeting of Stockholders must deliver written notice of the proposal to our Corporate Secretary, at the above address, between January 22, 2020 and February 21, 2020. In the event our 2020 Annual Meeting of Stockholders is held more than 30 days before or after July 30, 2020, notice must be delivered between the 150th day prior to the date of the meeting and 5:00 p.m., Eastern Time, on the later of the 120th day before the meeting or the tenth day following the day on which we publicly announce the date of the meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder, our executive officers and directors are required to file with the SEC and the NYSE reports of their ownership of our common stock. Based solely on a review of copies of such reports furnished to us, or written representations that no reports were required, we believe that during the fiscal year ended March 31, 2019 our executive officers and directors complied with the Section 16(a) requirements.

76	LEGG MASON 2019 Proxy Statement

OTHER MATTERS

To the extent that this Proxy Statement is incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this Proxy Statement titled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

All descriptions of benefits plans and agreements contained in this Proxy Statement are summaries and are qualified in their entirety by reference to the actual plans or agreements, copies of which are filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended March 31, 2019.

For those stockholders who receive the Notice of Internet Availability of Proxy Materials, this Proxy Statement and the 2019 Annual Report are also available at Legg Mason’s website at www.leggmason.com under the “About-Investor Relations” section. In addition, a copy of the 2019 Annual Report will be provided without charge upon the written request of any stockholder to Investor Relations, Legg Mason, 100 International Drive, Baltimore, Maryland 21202. For directions to the Annual Meeting of Stockholders, please visit our website at: https://www.leggmason.com/en-us/site/contact/driving-directions.html.

Our Board of Directors is not aware of any other matters to come before the Annual Meeting. If any other matters should come before the Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.

By order of the Board of Directors, Thomas C. Merchant Secretary

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ANNEX A SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION

As supplemental information, we are providing a performance measure for “Operating Margin, as Adjusted” and a liquidity measure for “Adjusted EBITDA”, each of which are based on methodologies other than generally accepted accounting principles (“non-GAAP”). Our management uses these measures as benchmarks in evaluating and comparing our period-to-period operating performance and liquidity.

Operating Margin, as Adjusted

We calculate “Operating Margin, as Adjusted,” by dividing (i) Operating Income, adjusted to exclude the impact on compensation expense of gains or losses on investments made to fund deferred compensation plans, the impact on compensation expense of gains or losses on seed capital investments by our affiliates under revenue sharing arrangements, amortization related to intangible assets, income (loss) of CIVs, the impact of fair value adjustments of contingent consideration liabilities, if any, unusual and other non-core charges (including the regulatory matter discussed in Note 8 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019), and impairment charges by (ii) our operating revenues, adjusted to add back net investment advisory fees eliminated upon consolidation of investment vehicles, less distribution and servicing expenses which we use as an approximate measure of revenues that are passed through to third parties, and less performance fees that are passed through as compensation expense or net income (loss) attributable to noncontrolling interests, which we refer to as “Operating Revenues, as Adjusted.” The deferred compensation items are removed from Operating Income in the calculation because they are offset by an equal amount in Non-operating income (expense), net, and thus have no impact on Net Income (Loss) Attributable to Legg Mason, Inc. We adjust for the impact of the amortization of management contract assets and the impact of fair value adjustments of contingent consideration liabilities, if any, which arise from acquisitions to reflect the fact that these items distort comparison of our operating results with the results of other asset management firms that have not engaged in significant acquisitions. Impairment charges, unusual and other non-core charges (including the regulatory matter discussed in Note 8 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019), and income (loss) of CIVs are removed from Operating Income in the calculation because these items are not reflective of our core asset management operations. We use Operating Revenues, as Adjusted, in the calculation to show the operating margin without distribution and servicing expenses, which we use to approximate our distribution revenues that are passed through to third parties as a direct cost of selling our products, although distribution and servicing expenses may include commissions paid in connection with the launching of closed-end funds for which there is no corresponding revenue in the period. We also use Operating Revenues, as Adjusted, in the calculation to show the operating margin without performances fees which are passed through as compensation expense or net income (loss) attributable to noncontrolling interests per the terms of certain more recent acquisitions. Operating Revenues, as Adjusted, also include our advisory revenues we receive from consolidated investment vehicles that are eliminated in consolidation under GAAP.

We believe that Operating Margin, as Adjusted, is a useful measure of our performance because it provides a measure of our core business activities. It excludes items that have no impact on Net Income (Loss) Attributable to Legg Mason, Inc. and indicates what our operating margin would have been without distribution revenues that are passed through to third parties as a direct cost of selling our products, performance fees that are passed through as compensation expense or net income attributable to noncontrolling interests per the terms of certain more recent acquisitions, amortization related to intangible assets, changes in the fair value of contingent consideration liabilities, if any, impairment charges, unusual and other non-core charges (including the regulatory matter discussed in Note 8 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019), and the impact of the consolidation of certain investment vehicles described above. The consolidation of these investment vehicles does not have an impact on

78	LEGG MASON 2019 Proxy Statement

Annex A Supplemental Non-GAAP Financial Information

Net Income (Loss) Attributable to Legg Mason, Inc. This measure is provided in addition to our operating margin calculated under GAAP, but is not a substitute for calculations of margins under GAAP and may not be comparable to non-GAAP performance measures, including measures of adjusted margins of other companies.

The calculation of Operating Margin and Operating Margin, as Adjusted, is as follows (dollars in thousands):

	For the Years Ended March 31,
	2019	2018	2017
Operating Revenues, GAAP basis	$2,903,259	$3,140,322	$2,886,902
Plus (less):
Pass-through performance fees	(49,048)	(108,757)	(60,756)
Operating revenues eliminated upon consolidation of investment vehicles	599	578	529
Distribution and servicing expense, excluding consolidated investment vehicles	(439,144)	(489,310)	(499,126)
Operating Revenues, as Adjusted	$2,415,666	$2,542,833	$2,327,549
Operating Income, GAAP basis	$103,102	$324,001	$422,243
Plus (less):
Gains (losses) on deferred compensation and seed investments, net	10,416	12,345	14,427
Impairment of intangible assets	365,200	229,000	35,000
Amortization of intangible assets	24,404	24,604	26,190
Contingent consideration fair value adjustments	571	(31,329)	(39,500)
Charge related to regulatory matter	4,151	67,000	—
Operating loss of consolidated investment vehicles, net	1,588	877	819
Operating Income, as Adjusted	$509,432	$626,498	$459,179
Operating Margin, GAAP basis	3.6%	10.3%	14.6%
Operating Margin, as Adjusted	21.1	24.6	19.7

Operating Margin, as Adjusted, for the years ended March 31, 2019, 2018, and 2017, was 21.1%, 24.6%, and 19.7%, respectively. Operating Margin, as Adjusted, for the year ended March 31, 2019, was reduced by 0.8 percentage points due to strategic restructuring and other corporate restructuring costs and 0.4 percentage points due to affiliate charges, including Royce management equity plan costs.

Operating Margin, as Adjusted, for the year ended March 31, 2018, was reduced by 0.3 percentage points due to transition-related costs incurred in connection with the combination of Permal and EnTrust.

Operating Margin, as Adjusted, for the year ended March 31, 2017, was reduced by 1.8 percentage points due to transition-related costs incurred in connection with the combination of Permal and EnTrust, 0.8 percentage points due to acquisition-related costs incurred in connection with the Clarion Partners and EnTrust acquisitions, and 0.7 percentage points due to the charge associated with the implementation of the Clarion Partners management equity plan.

Adjusted EBITDA

We define Adjusted EBITDA as cash provided by (used in) operating activities plus (minus) interest expense, net of accretion and amortization of debt discounts and premiums, current income tax expense (benefit), the net change in assets and liabilities, net (income) loss attributable to noncontrolling interests, net gains (losses) and earnings on investments, net gains (losses) on consolidated investment vehicles, and other. The net change in assets and liabilities adjustment aligns with the Consolidated Statements of Cash Flows. Adjusted EBITDA is not reduced by equity-based compensation expense, including management equity plan non-cash issuance-related charges. Most management equity plan units may be put to or called by us for cash payment, although their terms do not require this to occur.

We believe that this measure is useful to investors and us as it provides additional information with regard to our ability to meet working capital requirements, service our debt, and return capital to our stockholders. This measure is provided in addition to Cash provided by operating activities and may not be comparable to non-GAAP performance measures or liquidity measures of other companies, including their measures of EBITDA or Adjusted EBITDA. Further, this measure is not to be confused with Net Income (Loss), Cash provided by operating activities, or other measures of earnings or cash flows under GAAP, and is provided as a supplement to, and not in replacement of, GAAP measures.

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Annex A Supplemental Non-GAAP Financial Information

The calculation of Adjusted EBITDA is as follows (dollars in thousands):

	For the Years Ended March 31,
	2019	2018	2017
Cash provided by operating activities, GAAP basis	$560,866	$489,368	$534,818
Plus (less):
Interest expense, net of accretion and amortization of debt discounts and premiums	115,284	115,056	107,483
Current tax expense	26,716	38,983	26,371
Net change in assets and liabilities	(52,518)	(31,125)	(28,592)
Net change in assets and liabilities of consolidated investment vehicles	(17,667)	67,792	(41,719)
Net income attributable to noncontrolling interests	(36,442)	(51,275)	(59,447)
Net gains (losses) and earnings on investments	27,705	(305)	9,717
Net gains (losses) on consolidated investment vehicles	(565)	9,781	13,329
Other	(1,155)	(1,047)	(1,720)
Adjusted EBITDA	$622,224	$637,228	$560,240

Adjusted EBITDA for the years ended March 31, 2019, 2018, and 2017, was $622.2 million, $637.2 million, and $560.2 million, respectively. The decrease in Adjusted EBITDA for the year ended March 31, 2019, as compared to the year ended March 31, 2018, was primarily due to a decrease in Net Income, adjusted for non-cash items. The increase in Adjusted EBITDA for the year ended March 31, 2018, as compared to the year ended March 31, 2017, was primarily due to an increase in Net Income, adjusted for non-cash items, largely the result of a reduction in acquisition and transition-related costs incurred in connection with the acquisitions of Clarion Partners and EnTrust, and the net impact of increased operating revenues, offset in part by the impact of the charge related to the regulatory matter.

80	LEGG MASON 2019 Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS OF

July 30, 2019 at 10:00 am

100 International Drive, 4th Floor, Baltimore, Maryland 21202

COMMON
PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
To Be Held on July 30, 2019.
The Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report, Form 10-K and Proxy Card are available at
http://www.astproxyportal.com/ast/25493

↓ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ↓

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
The Board recommends a vote FOR all nominees.
1. The election of 9 directors named in the proxy statement for a one-year term;
NOMINEES:
☐	FOR ALL NOMINEES	O	Robert E. Angelica
		O	Carol Anthony “John” Davidson
☐	WITHHOLD AUTHORITY	O	Edward P. Garden
	FOR ALL NOMINEES	O	Michelle J. Goldberg
		O	Stephen C. Hooley
☐	FOR ALL EXCEPT	O	John V. Murphy
	(See instructions below)	O	Nelson Peltz
		O	Alison A. Quirk
		O	Joseph A. Sullivan

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
The Board recommends a vote FOR Items 1, 2 and 3 and makes no recommendation on Item 4.
		FOR	AGAINST	ABSTAIN
2.	An advisory vote to approve the compensation of Legg Mason’s named executive officers.	☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as Legg Mason’s independent registered public accounting firm for the fiscal year ending March 31, 2020.	☐	☐	☐
4.	Consideration of a shareholder proposal to remove supermajority voting provisions from our charter and bylaws.	☐	☐	☐

This proxy will be voted on each of the foregoing items as specified by the person signing it, but if no specification is made, the proxy will be voted FOR Items 1, 2 and 3 and will abstain on Item 4.

Note: Any other matter that may properly come before the meeting or any adjournment thereof.

Receipt of notice of the meeting, proxy statement, 2019 annual report and Form 10-K is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this proxy. The undersigned hereby revokes all proxies heretofore given for said meeting or any adjournment or adjournments thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

COMMON

Proxy for Legg Mason, Inc. Annual Meeting of Stockholders, July 30, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LEGG MASON, INC.

IT MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby appoints Joseph A. Sullivan, Peter H. Nachtwey and Thomas C. Merchant and each of them, as proxy, with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Legg Mason, Inc., on July 30, 2019, at 10:00 a.m., and at any adjournment thereof.

(Continued and to be signed on the reverse side.)